$200,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

THE PEP BOYS - MANNY, MOE & JACK,

     THE PEP BOYS MANNY, MOE & JACK OF CALIFORNIA, PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC., PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC., CARRUS SUPPLY CORPORATION, TIRE STORES GROUP HOLDING CORP. and BIG 10 TIRE STORES, LLC

as Borrowers,

and

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWERS FROM TIME TO TIME PARTY HERETO, as Guarantors,

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

Dated as of October 11, 2012

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent

WELLS FARGO SECURITIES, LLC and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

			Page

ARTICLE I DEFINITIONS			1
Section	1.1	Defined Terms	1
Section	1.2	Other Definitional Provisions	27
Section	1.3	Accounting Terms	27
Section	1.4	Resolution of Drafting Ambiguities	28
Section	1.5	Time References	28
Section	1.6	Execution of Documents	28

ARTICLE II THE LOANS; AMOUNT AND TERMS			29
Section	2.1	Term Loan	29
Section	2.2	Concerning Joint and Several Obligations of the Borrowers	30
Section	2.3	Fee	32
Section	2.4	Prepayments	32
Section	2.5	Default Rate and Payment Dates	34
Section	2.6	Conversion Options	35
Section	2.7	Computation of Interest and Fees: Usury	36
Section	2.8	Pro Rata Treatment and Payments	37
Section	2.9	Non-Receipt of Funds by the Administrative Agent	39
Section	2.10	Inability to Determine Interest Rate	40
Section	2.11	Illegality	40
Section	2.12	Yield Protection	41
Section	2.13	Compensation for Losses	42
Section	2.14	Taxes	43
Section	2.15	Mitigation Obligations; Replacement of Lenders	46
Section	2.16	Defaulting Lenders	47

ARTICLE III REPRESENTATIONS AND WARRANTIES			48
Section	3.1	Financial Condition	48
Section	3.2	No Change	49
Section	3.3	Corporate Existence; Compliance with Law	49
Section	3.4	Corporate Power; Authorization; Enforceable Obligations	50
Section	3.5	No Legal Bar; No Default	Error! Bookmark not defined.
Section	3.6	No Material Litigation	50
Section	3.7	Investment Company Act; Etc	51
Section	3.8	Margin Regulations	51
Section	3.9	ERISA	51
Section	3.10	Environmental Matters	51
Section	3.11	Use of Proceeds	52
Section	3.12	Subsidiaries	53
Section	3.13	Ownership	53
Section	3.14	Indebtedness	53
Section	3.15	Taxes	53

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Section	3.16	Intellectual Property Rights.	53
Section	3.17	Solvency	54
Section	3.18	Investments.	54
Section	3.19	Location of Collateral.	54
Section	3.20	No Burdensome Restrictions.	54
Section	3.21	Brokers’ Fees.	54
Section	3.22	Labor Matters	55
Section	3.23	Accuracy and Completeness of Information	55
Section	3.24	Material Contracts	55
Section	3.25	Insurance	55
Section	3.26	Security Documents	55
Section	3.27	Classification of Senior Indebtedness	56
Section	3.28	Anti-Terrorism Laws.	56
Section	3.29	Compliance with OFAC Rules and Regulations.	56
Section	3.30	Compliance with FCPA.	56
Section	3.31	Mortgaged Properties	57
Section	3.32	Responsible Officers	59

ARTICLE IV CONDITIONS PRECEDENT			59
Section	4.1	Conditions to Closing Date	59

ARTICLE V AFFIRMATIVE COVENANTS			64
Section	5.1	Financial Statements	65
Section	5.2	Certificates; Other Information	66
Section	5.3	Payment of Taxes and Other Obligations	67
Section	5.4	Conduct of Business and Maintenance of Existence	67
Section	5.5	Maintenance of Property; Insurance	67
Section	5.6	Inspection of Property; Books and Records; Discussions	70
Section	5.7	Notices	70
Section	5.8	Environmental Laws	72
Section	5.9	Financial Covenant	72
Section	5.10	Additional Guarantors	73
Section	5.11	Compliance with Law	73
Section	5.12	Pledged Collateral; Substitutions; Releases	73
Section	5.13	[Reserved]	75
Section	5.14	Casualty and Condemnation	75
Section	5.15	Further Assurances; Post-Closing Covenants	78

ARTICLE VI NEGATIVE COVENANTS			79
Section	6.1	Indebtedness	79
Section	6.2	Liens	80
Section	6.3	Nature of Business	80
Section	6.4	Consolidation, Merger, Sale or Purchase of Assets, etc	81
Section	6.5	Advances, Investments and Loans	83
Section	6.6	Transactions with Affiliates	87
Section	6.7	Reciprocal Easement Agreements	87

Section	6.8	Corporate Changes; Material Contracts	88
Section	6.9	Limitation on Restricted Actions	88
Section	6.10	Restricted Payments	88
Section	6.11	Amendment of Subordinated Debt; Payments of Subordinated Debt.	90
Section	6.12	Sale Leasebacks.	90
Section	6.13	No Joint Assessment	91

ARTICLE VII EVENTS OF DEFAULT			91
Section	7.1	Events of Default	91
Section	7.2	Property-Specific Cure	94
Section	7.3	Acceleration; Remedies	94

ARTICLE VIII THE ADMINISTRATIVE AGENT			95
Section	8.1	Appointment and Authority	95
Section	8.2	Nature of Duties	95
Section	8.3	Exculpatory Provisions	96
Section	8.4	Reliance by Administrative Agent	97
Section	8.5	Notice of Default	97
Section	8.6	Non-Reliance on Administrative Agent and Other Lenders	97
Section	8.7	Indemnification	98
Section	8.8	Administrative Agent in Its Individual Capacity	98
Section	8.9	Resignation of Administrative Agent	98
Section	8.10	Collateral and Guaranty Matters	99
Section	8.11	Administrative Agent May File Proofs of Claim	100

ARTICLE IX MISCELLANEOUS			101
Section	9.1	Amendments, Waivers and Release of Collateral	101
Section	9.2	Notices	103
Section	9.3	No Waiver; Cumulative Remedies	105
Section	9.4	Survival of Representations and Warranties	106
Section	9.5	Payment of Expenses and Taxes; Indemnity	106
Section	9.6	Successors and Assigns; Participations; Purchasing Lenders	107
Section	9.7	Adjustments; Set-off	112
Section	9.8	Table of Contents and Section Headings	113
Section	9.9	Counterparts; Effectiveness; Electronic Execution	113
Section	9.10	[Reserved]	114
Section	9.11	Severability	114
Section	9.12	Integration	114
Section	9.13	Governing Law	114
Section	9.14	Consent to Jurisdiction; Service of Process and Venue	114
Section	9.15	Confidentiality	115
Section	9.16	Acknowledgments	116
Section	9.17	Waivers of Jury Trial; Waiver of Consequential Damages	116
Section	9.18	Patriot Act Notice	117
Section	9.19	Continuing Agreement	117
Section	9.20	Press Releases and Related Matters	117

Section	9.21	Appointment of Parent	118
Section	9.22	No Advisory or Fiduciary Responsibility	118
Section	9.23	Responsible Officers	119

ARTICLE X GUARANTY			119
Section	10.1	The Guaranty	119
Section	10.2	Bankruptcy	120
Section	10.3	Nature of Liability	120
Section	10.4	Independent Obligation	120
Section	10.5	Authorization	121
Section	10.6	Reliance	121
Section	10.7	Waiver	121
Section	10.8	Limitation on Enforcement	122
Section	10.9	Confirmation of Payment	123

Schedules

Schedule	1.1(a)	Account Designation Letter
Schedule	2.1(d)	Form of Term Note
Schedule	2.6	Form of Notice of Conversion/Extension
Schedule	4.1(b)	Form of Secretary’s Certificate
Schedule	4.1(g)	Form of Solvency Certificate
Schedule	5.2(a)(i)	Form of Officer’s Compliance Certificate
Schedule	5.2(a)(ii)	Form of Collateral Value Report
Schedule	5.10	Form of Joinder Agreement
Schedule	9.6	Form of Assignment and Assumption

i

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 11, 2012, among THE PEP BOYS - MANNY, MOE & JACK, a Pennsylvania corporation (the “Parent”), THE PEP BOYS MANNY, MOE & JACK OF CALIFORNIA, a California corporation (“PBCA”), PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC., a Delaware corporation (“PBDE”), PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC., a Delaware corporation (“PBPR”), CARRUS SUPPLY CORPORATION, a Delaware corporation (“CARRUS”), TIRE STORES GROUP HOLDING CORP., a Delaware corporation (“TSHC”) and BIG 10 TIRE STORES, LLC, a Delaware limited liability company

(“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”), each of those Domestic Subsidiaries of the Borrowers as may from time to time become a party hereto (collectively the “Guarantors” and individually a “Guarantor”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”), and

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor-by-merger to Wachovia Bank, National Association), a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).

WITNESSETH:

     WHEREAS, the Parent, the other Borrowers and certain Guarantors, in their capacity as guarantors, the lenders party thereto and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of October 27, 2006 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

     WHEREAS, the Borrowers desire to amend the Existing Credit Agreement as set froth herein and to restate the Existing Credit Agreement in its entirety to read as follows;

     WHEREAS, the Borrowers have requested that the Lenders make a term loan to the Borrowers in the amount of up to $200,000,000, as more particularly described herein; and

     WHEREAS, the Lenders have agreed to make such term loan to the Borrowers on the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I DEFINITIONS

Section 1.1

Defined Terms.

     As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

      “2012 Appraisals” shall mean the FIRREA compliant appraisal of the leased fee interest in each Mortgaged Property, dated September 4, 2012 and performed by Cushman & Wakefield, Inc.

“ABR Default Rate” shall have the meaning set forth in Section 2.5.

     “Account Designation Letter” shall mean the Account Designation Letter dated as of the Closing Date from the Borrowers to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

     “Acquisition” shall mean, with respect to any Person, (a) an Investment in, or purchase of the Capital Stock of, any other Person that results in a controlling interest in such other Person, (b) a purchase or other acquisition of all or a substantial portion of the assets or properties of another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or a substantial portion of all the assets, or a controlling interest in the Capital Stock, of any Person, or (d) any acquisition of any store location of any Person, in each case in any transaction or group of transactions which are part of a common plan.

     “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

     “Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors in such capacity.

     “Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

     “Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with its terms.

     “Allocated Payoff Amount” shall mean, with respect to each Mortgaged Property, the allocated payoff amount set forth with respect to such Mortgaged Property on Schedule 1.1(c) to the Disclosure Letter or, with respect to any Property that becomes a Mortgaged Property after the Closing Date, the allocated payoff amount as determined by the Administrative Agent and provided to the Borrowers.

     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

     “Alternate Base Rate Loan” shall mean that portion of the Term Loan that bears interest at an interest rate based on the Alternate Base Rate.

     “Applicable Percentage” shall mean (a) for Term Loans that are Alternate Base Rate Loans, 2.75% and (b) for Term Loans that are LIBOR Rate Loans, 3.75%.

     “Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Arrangers” shall mean Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with their successors and/or assigns.

     “Asset Disposition” shall mean the disposition of any or all of the assets constituting Collateral of any Credit Party or any Subsidiary whether by sale, transfer or otherwise. The term “Asset Disposition” shall not include the sale or transfer of assets permitted by Subsections 6.4(b)(i) through (vi).

     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Schedule 9.6 attached hereto or any other form approved by the Administrative Agent.

     “Available Amount” shall mean, as of any date of determination, the sum of (a) Consolidated EBITDA of the Credit Parties and their Subsidiaries, for the period from the first day of the fourth fiscal quarter of the Borrowers’ 2012 fiscal year through the last day of the most recent quarter ended for which the Borrowers have delivered an officer’s compliance certificate pursuant to Section 5.2(a) (the “Available Amount Calculation Period”), that has not been and is not required to repay or prepay Indebtedness (including the Term Loan) minus (b) (i) Consolidated Capital Expenditures made in cash (to the extent not financed with Funded Debt) during the Available Amount Calculation Period and (ii) cash used to fund Acquisitions permitted by Section 6.5(g) (to the extent not financed with Funded Debt) made during the Available Amount Calculation Period minus (c) increases in Consolidated Working Capital during the Available Amount Calculation Period plus (d) decreases in Consolidated Working Capital during the Available Amount Calculation Period minus (e) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) paid in cash by the Credit Parties and their Subsidiaries during the Available Amount Calculation Period minus (f) Consolidated Interest Expense paid in cash during the Available Amount Calculation Period minus (g) Restricted Payments (excluding the first $75,000,000 of Restricted Payments made by the Credit Parties after the Closing Date and any Permitted Restricted Payments) made in cash during the Available Amount Calculation Period minus (h) Scheduled Funded Debt Payments made during the Available Amount Calculation Period and mandatory prepayments of the Term Loan made during the Available Amount Calculation Period pursuant to Section 2.4(b)(iii), in each case as such Consolidated EBITDA and other amounts are set forth in each officer’s compliance certificate delivered pursuant to Section 5.2(a) since the Closing Date.

     “Available Amount Calculation Period” shall have the meaning set forth in the definition of Available Amount.

     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

     “Borrowers” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Business” shall have the meaning set forth in Section 3.10.

     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

     “Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

     “Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-I or the equivalent thereof or from Moody’s is at least P-l or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated AI (or the equivalent thereof) or better by S&P or P-I (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any State of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (it) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

     “Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

     “Casualty” shall mean, with respect to any property of any Person, any loss of or damage to such property.

     “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

     “Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the then outstanding Voting Stock of the Parent; or (b) the replacement of a majority of the Board of Directors of the Parent over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Parent then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral” shall mean a collective reference to the Mortgaged Properties and any other collateral which is identified in, and at any time will be covered by the Security Documents and any other property or assets of a Credit Party that may from time to time secure the Credit Party Obligations.

     “Collateral Value” shall mean, as of any date of determination with respect to any Mortgaged Properties then constituting Collateral, the fair market value of the leased fee interest of such Mortgaged Properties, based on the 2012 Appraisals or such later appraisals as required by this Agreement, as applicable, as set forth in and calculated in accordance with the Collateral Value Report most recently delivered to the Administrative Agent.

     “Collateral Value Report” shall mean, a report demonstrating the fair market value of the leased fee interest of the Mortgaged Properties then constituting Collateral as more specifically set forth on Schedule 5.2(a)(ii) attached hereto.

     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Mortgaged Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Mortgaged Property or any part thereof.

     “Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Credit Parties and their Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

     “Consolidated Capital Expenditures” shall mean, for any period, all expenditures of the Credit Parties and their Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations. The term “Consolidated Capital Expenditures” shall not include (a) any Acquisition or (b) capital expenditures in respect of the reinvestment of proceeds from Recovery Events.

     “Consolidated EBITDA” shall mean, as of any date of determination for the four quarter period ending on such date (or, with respect to the determination of Available Amount, for the Available Amount Calculation Period), (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, and (iv) other non-cash charges (excluding reserves for future cash charges) of the Credit Parties and their Subsidiaries for such period, minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring cash or non-cash gains of the Credit Parties and their Subsidiaries during such period.

     “Consolidated EBITDAR” shall mean, as of any date of determination for the four quarter period ending on such date, the sum of (a) Consolidated EBITDA plus (b) Consolidated Rent Expense, for such period.

     “Consolidated Interest Expense” shall mean for any period the Consolidated interest expense included in a Consolidated income statement (without deduction of interest income) of the Credit Parties and their Subsidiaries for such period calculated, including without limitation or duplication (or, to the extent not so included, with the addition of):

(1)	the amortization of Indebtedness discounts;

(2)	any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities;

(3)	net fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

(4)	Preferred stock dividends of the Credit Parties and their Subsidiaries (other than with respect to Redeemable Stock) declared and paid or payable;

(5)	accrued Redeemable Stock dividends of the Credit Parties and their Subsidiaries, whether or not declared or paid;

(6)	interest on Indebtedness guaranteed by the Credit Parties and their Subsidiaries; and

(7)	the portion of rental expense deemed to be representative of the interest factor attributable to Capital Lease Obligations.

     “Consolidated Net Income” shall mean, for any period, the Consolidated net income (or loss) of the Credit Parties and their Subsidiaries for such period; provided that there shall be excluded therefrom:

(1)	the net income (or loss) of any Person acquired by the Borrowers or a Guarantor in a pooling-of-interests transaction for any period prior to the date of such transaction;

(2)	the net income (or loss) of any Person that is not a Guarantor except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrowers or a Guarantor by such Person during such period;

(3)	gains or losses on Asset Dispositions or other sales of assets by the Credit Parties and their Subsidiaries;

(4)	all extraordinary gains and extraordinary losses;

(5)	gains or losses from the early retirement or extinguishment of Indebtedness;

(6)	the cumulative effect of changes in accounting principles;

(7)	non-cash gains or losses resulting from fluctuations in currency exchange rates;

(8)	the costs set forth on Schedule 1.1(d) of the Disclosure Letter;

(9)	the tax effect of any of the items described in clauses (1) through (8) above;

     provided, further, that there shall further be excluded therefrom the net income (but not net loss) of the Insurance Subsidiary if it is subject to a restriction which prevents the payment of dividends or the making of distributions to the Borrowers or a Guarantor to the extent of such restriction.

     “Consolidated Rent Expense” shall mean, for any period, all cash rent expense of the Credit Parties and their Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

     “Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Credit Parties and their Subsidiaries on a Consolidated basis as of such date of determination less (b) current liabilities (excluding the current portion of long term Indebtedness) of the Credit Parties and their Subsidiaries on a Consolidated basis as of such date of determination, all as determined in accordance with GAAP.

      “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

      “Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

     “Copyrights” shall mean all copyrights of the Credit Parties and their Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise.

     “Credit Documents” shall mean this Credit Agreement, each of the Term Notes, any Joinder Agreement, and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Credit Party” shall mean any of the Borrowers or the Guarantors.

     “Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Term Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of their Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement.

      “Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

     “Defaulting Lender” shall mean, subject to Section 2.16(b) any Lender that, (a) has failed to (i) fund all or any portion of its Term Loan on the Closing Date, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

      “Disclosure Letter” shall mean that certain Disclosure Letter dated as of the Closing Date, executed and delivered by the Credit Parties in favor of the Administrative Agent and the Lenders, as amended and in effect from time to time.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

     “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which Alternate Base Rate Loan of such Lender are to be made.

     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) to the extent required by Section 9.6(b)(iii) and so long as the primary syndication of the Term Loan has been completed as determined by Wells Fargo, the Parent (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Person excluded pursuant to Section 9.6(b)(v) or (vi).

     “Engagement Letter” shall mean the letter agreement dated August 16, 2012, addressed to the Parent from Wells Fargo and the Arrangers, as amended, modified or otherwise supplemented.

     “Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

     “Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations under or pursuant to any Environmental Law.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     “Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

     “Excess Availability” shall mean, as of any date of determination, the sum of (a) the amount the Borrowers are entitled to borrow on such date under the Revolving Credit Agreement in accordance with the terms thereof and (b) the amount of unrestricted cash and Cash Equivalents on the balance sheet of the Credit Parties.

     “Excess Cash Flow” shall mean, with respect to any fiscal year of the Borrowers, for the Credit Parties and their Subsidiaries on a Consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) (i) Consolidated Capital Expenditures made in cash (to the extent permitted hereunder and not financed with Funded Debt) during such period and (ii) cash used to fund Acquisitions permitted by Section 6.5(g) (to the extent not financed with Funded Debt) made during such period minus (c) Scheduled Funded Debt Payments (excluding any Scheduled Funded Debt Payments of intercompany indebtedness) made in cash during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) paid in cash during such period minus (e) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) paid in cash during such period minus (f) increases in Consolidated Working Capital during such period plus (g) decreases in Consolidated Working Capital during such period minus (h) optional prepayments of the Term Loan made during such period.

      “Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by the Recipient’s net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document), (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.15(b)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

“Existing Credit Agreement” shall have the meaning set forth in the preamble hereto.

     “FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

     “Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

     “FIRREA” shall mean the Financial Institutions Reform, Recovery & Enforcement Act of 1989, as amended from time to time.

      “Fixtures” shall have the meaning set forth in the granting clause of the related Mortgage Instrument with respect to each Mortgaged Property.

     “Flood Hazard Property” an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which any of the Borrowers is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than 90 days overdue) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the amount of all drafts drawn under letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Funding Indemnity Letter” shall have the meaning set forth in Section 2.1.

     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis; subject, however, in the case of determination of compliance with the financial covenant set out in Section 5.9, to the provisions of Section 1.3.

     “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

     “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

      “Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(d)(i) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement (or, with respect to any Secured Hedging Agreement existing on the Closing Date, is a Lender or Affiliate of a Lender on the Closing Date) but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

     “Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

     “Improvements” shall have the meaning set forth in the granting clause of the related Mortgage Instrument with respect to each Mortgaged Property.

     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than 90 days overdue) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (0 all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (1) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (m) obligations of such Person under non-compete agreements. Any funds borrowed by the Borrowers against the cash surrender value of any “key-man” insurance policies (and which do not exceed such cash surrender value), which is not treated as indebtedness under GAAP shall not be deemed to be Indebtedness for purposes of this Agreement.

     “Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

     “Insurance Subsidiary” shall mean Colchester Insurance Company, a Vermont insurance corporation, and its successors and assigns.

     “Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

     “Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period,

(c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Term Loan which is the subject of a mandatory prepayment required pursuant to Section 2.4(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

     (a) initially, the period commencing on the Closing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all Lenders, as selected by the Borrowers in the Notice of Conversion given with respect thereto; and

     (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all Lenders, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

     (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

     (iii) if the Borrowers shall fail to give notice as provided above, the Borrowers shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

     (iv) no Interest Period shall extend beyond the Maturity Date and, further, no Interest Period shall extend beyond any principal amortization payment date with respect to the Term Loan unless the portion of the Term Loan consisting of Alternate Base Rate Loans together with the portion of the Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

     (v) no more than three (3) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

     “Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Capital Stock, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

     “Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Schedule 5.10 attached hereto, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

      “Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement.

     “Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Term Loan Commitment.

     “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor or for determining Alternate Base Rate, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Term Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected. Notwithstanding the foregoing, for purposes of this Agreement, LIBOR shall in no event be less than 1.25% at any time.

     “LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which the LIBOR Rate Loan of such Lender are to be made.

     “LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall	mean that portion of the Term Loan the rate	of	interest
applicable to which is based on the LIBOR Rate.

     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

     “Maintenance Reversion Date” shall mean the date that Excess Availability has been greater than $50,000,000 for thirty (30) consecutive days.

      “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or financial condition of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of any Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Term Notes or any other Credit Document, (c) the validity or enforceability of this Credit Agreement, any of the Term Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the economic value, useful life, utility, condition, operational capacity or functional capacity of the Mortgaged Properties taken as a whole.

     “Material Contract” shall mean (a) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $20,000,000 per annum, (b) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries representing at least $20,000,000 of the total Consolidated revenues of the Credit Parties and their Subsidiaries for any fiscal year or (c) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation of failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is six (6) years following the Closing Date.

     “Minimum EBITDA Maintenance Event” shall mean the period commencing the end of any month during which Excess Availability is at any time less than $50,000,000 and ending on a Maintenance Reversion Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

     “Mortgage Instrument” shall mean any mortgage, deed of trust, or deed to secure debt or any amendment to mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 4.1(d)(iii) or 5.12, as the same may be amended, modified, restated, amended and restated or supplemented from time to time.

     “Mortgage Title Insurance Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

     “Mortgaged Property” shall mean any owned real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.

     “Mortgaged Property MAE” shall mean a material adverse effect on (a) the business, operations, property, assets or financial condition of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of any Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Term Notes or any other Credit Document, (c) the validity or enforceability of this Credit Agreement, any of the Term Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the economic value, useful life, utility, condition, operational capacity or functional capacity of any Mortgaged Property.

     “Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition or Recovery Event, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition and (c) taxes paid or payable as a result thereof, it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition or Recovery Event and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

     “Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.1 and (b) has been approved by the Required Lenders.

     “Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

      “Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Schedule 2.6 attached hereto.

     “O&M Plans” shall mean each of the Operations and Maintenance Program Reports listed on Schedule 5.5(c) to the Disclosure Letter.

     “Obligations” shall mean, collectively, the Term Loans and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.

     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

     “Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

     “Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in the Term Loan or any Credit Document).

     “Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

     “Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

     “Patents” shall mean all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, and all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof

     “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of

2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

      “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Liens” shall mean:

     (a) Liens created by or otherwise existing under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

     (b) Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens;

     (c) Liens for taxes, assessments, charges or other governmental levies not yet delinquent, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that (i) adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) and (ii) to the extent such Lien affects a Mortgaged Property, no forfeiture or other enforcement action shall have been commenced with respect to such Mortgaged Property;

     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefore and the aggregate amount of such Liens is less than $100,000;

     (e) pledges or deposits (other than cash) in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $500,000;

     (f) deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) Liens on assets and properties (other than Mortgaged Properties) securing Indebtedness permitted pursuant to Section 6.1(b), (d)(ii), (e) and (f);

     (h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

     (i) Liens existing on the Closing Date and set forth on Schedule 1.1(b) to the Disclosure Letter provided that no such Lien shall at any time be extended to cover Collateral;

     (j) easements, encroachments, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; and

(k) Liens arising from precautionary UCC financing statements.

“Permitted Restricted Payment” shall have the meaning set forth in Section 6.10.

     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

     “Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction for which financial information applicable to the transaction is available.

“Properties” shall have the meaning set forth in Section 3.10(a).

      “Ratings” shall mean, as of any date of determination, (a) the corporate credit ratings as determined by S&P, (b) the corporate family ratings of the Parent as determined by Moody’s and (c) a rating for the Term Loan as determined by S&P and Moody’s.

      “REA” shall mean any construction, operation and reciprocal easement agreement, common area maintenance agreement or similar agreement (including any separate agreement or other agreement between a Credit Party and one or more other parties to a REA with respect to such REA) affecting any Mortgaged Property or portion thereof.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by the Credit Parties or any of their

Subsidiaries of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their assets constituting Collateral.

     “Redeemable Stock” of any Person shall mean any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Maturity Date.

“Register” shall have the meaning set forth in Section 9.6(c).

     “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

      “Rent Adjusted Leverage Ratio” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the ratio of (a) Funded Debt of the Credit Parties and their Subsidiaries as of such date of determination plus eight (8) times Consolidated Rent Expense of the Credit Parties and their Subsidiaries for such period to (b) EBITDAR of the Credit Parties and their Subsidiaries for such period.

     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. Section 4043.

     “Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loan with the incurrence by a Borrower or any Subsidiary of any debt financing (including any new term loan under this Agreement) having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBOR Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loan, including without limitation, as may be effected through any consent, waiver or amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loan.

     “Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of the outstanding principal amount of the Term Loan; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations owing to such Defaulting Lender and such Defaulting Lender’s portion of the outstanding principal amount of the Term Loan.

     “Requirement of Law” shall mean, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” shall mean, as to (a) the Borrowers, the Chief Executive Officer, the Chief Accounting Officer, the Chief Financial Officer, the General Counsel and the Treasurer and (b) as to any other Credit Party, any duly authorized officer thereof.

“Restoration” shall have the meaning set forth in Section 5.14(h).

     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation and (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries.

     “Revolving Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of July 26, 2011 among the Borrowers, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto that provides for line of credit borrowings up to $300,000,000 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms hereof) and the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto.

     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

     “Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

     “Scheduled Funded Debt Payments” shall mean, for any period, the sum of all regularly scheduled payments of principal on Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination) to the extent actually paid in cash.

      “SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

      “Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider relating to obligations, Indebtedness and liabilities of such Credit Party arising under this Credit Agreement, the Term Notes or any of the other Credit Documents, as such Hedging Agreement may be amended, restated, amended and restated, modified, supplemented or extended from time to time.

     “Secured Parties” shall mean the Administrative Agent, the Lenders and the Hedging Agreement Providers.

     “Security Documents” shall mean the Mortgage Instruments and all other agreements, documents and instruments (a) relating to, arising out of, or in any way connected with any of the foregoing documents, (b) granting to the Administrative Agent Liens or security interests to secure, inter alia, the Credit Party Obligations or (c) perfecting such Liens or security interests, in each case whether now or hereafter executed and/or filed and as the same may be amended from time to time in accordance with the terms hereof.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

     “Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms reasonably acceptable to the Administrative Agent.

     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.

     “Synthetic Leases” shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product.

     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.1(a).

     “Term Loan Commitment” shall mean, with respect to each Lender, amount identified as its Term Loan Commitment in its Lender Commitment Letter.

     “Term Loan Commitment Percentage” shall mean, for any Lender, the percentage determined by dividing such Lender’s Term Loan Commitment by the Term Loan Committed Amount.

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.1(a).

     “Term Note” or “Term Notes” shall mean the promissory notes of the Borrowers (if any) in favor of any of the Lenders evidencing the portion of the Term Loan provided by any such Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.

     “Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

     “Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all renewals thereof.

     “Tranche” shall mean the collective reference to LIBOR Rate Loan whose Interest Periods begin and end on the same day.

     “Transactions” shall mean the closing of this Agreement and the other Credit Documents (including, without limitation, the borrowing of the Term Loan and the payment of fees and expenses in connection with all of the foregoing).

      “Type” shall mean, as to any Term Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

     “UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

     “U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

     “U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 2.14.

     “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

     “Wells Fargo” shall mean Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank, National Association), a national banking association, together with its successors and/or assigns.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

     “Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2

Other Definitional Provisions.

     (a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Term Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

     (b) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3

Accounting Terms.

     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrowers delivered to the Lenders; provided that, if the Borrowers shall notify the Administrative Agent that they wish to amend the definitions of Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Funded Debt or any provision in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or such Section (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend any such definition or such Section for such purpose), then the Borrowers’ compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Borrowers and the Required Lenders.

     The Borrowers shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

     All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (A) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any of their Subsidiaries at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (C) in a manner such that any obligations relating to a lease that was accounted for by a Person as an Operating Lease as of the Closing Date and any Operating Lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an Operating Lease and not as Capital Lease Obligations.

Section 1.4 Resolution of Drafting Ambiguities.

     Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Credit Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.5

Time References.

     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.6

Execution of Documents.

     Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1

Term Loan.

     (a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally, but not jointly, agrees to make available to the Borrowers (through the Administrative Agent) on the Closing Date such Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of TWO HUNDRED MILLION DOLLARS ($200,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Parent on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrowers). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrowers may request; provided, however, that, unless the Borrowers execute and deliver a funding indemnity letter in form and substance satisfactory to the Administrative Agent (a “Funding Indemnity Letter”) on or before the third Business Day prior to the Closing Date, the Term Loan made on the Closing Date or any of the three (3) Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

     (b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twenty-three (23) consecutive quarterly installments, with the remaining outstanding principal amount due on the Maturity Date as follows, unless accelerated sooner pursuant to Section 7.3:

Principal Amortization Payment	Term Loan Principal Amortization
Dates	Payment

March 31, 2013	$500,000

June 30, 2013	$500,000

September 30, 2013	$500,000

December 31, 2013	$500,000

March 31, 2014	$500,000

June 30, 2014	$500,000

September 30, 2014	$500,000

December 31, 2014	$500,000

March 31, 2015	$500,000

	June 30, 2015	$500,000

	September 30, 2015	$500,000

	December 31, 2015	$500,000

	March 31, 2016	$500,000

	June 30, 2016	$500,000

	September 30, 2016	$500,000

	December 31, 2016	$500,000

	March 31, 2017	$500,000

	June 30, 2017	$500,000

	September 30, 2017	$500,000

	December 31, 2017	$500,000

	March 31, 2018	$500,000

	June 30, 2018	$500,000

	September 30, 2018	$500,000

	Maturity Date	$188,500,000 or the remaining
		outstanding
		principal amount of the
		Term Loan

(c)	Interest on the Term Loan. Subject to the provisions of Section 2.5, the
Term Loan shall bear interest as follows:

     (i) Alternate Base Rate Loan. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

     (ii) LIBOR Rate Loan. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

     Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

     (d) Term Loan Notes, Covenant to Pay. Each Lender’s Term Loan Commitment shall be evidenced, upon such Lender’s request, by a duly executed promissory note of the Borrowers to such Lender in substantially the form of Schedule 2.1(d) attached hereto. Each Borrower jointly and severally covenants and agrees to pay the Term Loans in accordance with the terms of this Credit Agreement and the Term Note or Term Notes.

Section 2.2 Concerning Joint and Several Obligations of the Borrowers.

     (a) Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each of them.

     (b) Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Credit Party Obligations, it being the intention of the parties hereto that all the Credit Party Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

     (c) If and to the extent that any Borrower shall fail to make any payment with respect to any Credit Party Obligation as and when due or to perform any Credit Party Obligation in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Credit Party Obligation.

     (d) The obligations of each Borrower under the provisions of this Section 2.2 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

     (e) Except as otherwise expressly provided herein, each Borrower hereby waives, to the extent permitted by law, notice of acceptance of its joint and several liability. Except as otherwise expressly provided herein, each of the Borrowers hereby waives, to the extent permitted by law, notice of any Term Loan made under this Agreement, notice of occurrence of any Event of Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Credit Party Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each of the Borrowers hereby assents to, and waives notice of, to the extent permitted by law, any extension or postponement of the time for the payment of any Credit Party Obligation, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any other Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Credit Party Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any Credit Party Obligation or the addition, substitution or release, in whole or in part, of any other Borrower. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 2.2, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.2, it being the intention of each of the Borrowers that, so long as any Credit Party Obligation remains unsatisfied, the obligations of such Borrower under this Section 2.2 shall not be discharged except by performance or payment and then only to the extent of such performance or payment. The obligations of each Borrower under this Section 2.2 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

     (f) The provisions of this Section 2.2 are made for the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, and may be enforced by any such Person from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any other Secured Party first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any Credit Party Obligation or to elect any other remedy. The provisions of this Section 2.2 shall remain in effect until all Credit Party Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any Credit Party Obligation, is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.2 will forthwith be reinstated in effect, as though such payment had not been made.

     Notwithstanding any provision to the contrary contained herein or in any other Credit Document, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, any Debtor Relief Laws), after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Credit Party under applicable law.

Section 2.3 Fee.

     Each Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Engagement Letter.

Section 2.4

Prepayments.

     (a) Optional Prepayments. The Borrowers shall have the right to prepay the Term Loan in whole or in part from time to time; provided, however, that (i) each partial prepayment of the Term Loan shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount) and (ii) upon the prepayment of any such amount, Collateral having a Collateral Value equal to such prepayment, as selected by the Borrowers and approved by the Administrative Agent, shall be released on a dollar-for-dollar basis; provided that no Mortgaged Property shall be required to be partially released in order to comply with the foregoing dollar-for-dollar reduction. The Borrowers shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day irrevocable notice in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) by 11:00 A.M. on the date notice is given. Amounts prepaid under this Section shall be (i) applied ratably to the remaining principal installments thereof and (ii) applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.13, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Term Loan may not be reborrowed.

(b)	Mandatory Prepayments.

(i) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrowers shall jointly and severally prepay the Term Loan in an aggregate amount equal to the greater of (A) one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) and (B) 100% of the Allocated Payoff Amount (such prepayment to be applied as set forth in clause

(iv)	below);

(ii) Recovery Event. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Recovery Event, the Borrowers shall jointly and severally prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Recovery Event (such prepayment to be applied as set forth in clause (iv) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing and the Recovery Event (or the event giving rise to the Recovery Event) is addressed under Section 5.14, then the applicable provisions of Section 5.14 shall govern and shall dictate the rights and obligations of the Borrowers;

     (iii) Excess Cash Flow. Within ninety (90) days after the end of each fiscal year (commencing with the fiscal year ending February 1, 2014) of the Borrowers, if the Rent Adjusted Leverage Ratio as of the end of such fiscal year is (A) equal to or greater than 5.5 to 1.0, the Borrowers shall jointly and severally prepay the Term Loan in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year (such prepayments to be applied as set forth in clause (iv) below) and (B) less than 5.5 to 1.0, then no annual Excess Cash Flow prepayment shall be required.

     (iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be (i) applied ratably to the remaining principal installments thereof and (ii) applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.

     (c) Call Protection. Notwithstanding the foregoing, in the event that on or prior to the date that is twelve (12) months after the Closing Date, any Borrower or Subsidiary thereof (i) prepays, refinances, substitutes or replaces all or any portion of the Term Loan in connection with a Repricing Transaction, or (ii) effects any consent, waiver or amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall jointly and severally pay to the Administrative Agent, for the ratable account of each of the Lenders (including, if applicable, any Non-Consenting Lender), (A) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loan so prepaid, refinanced, substituted or replaced and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Term Loan outstanding immediately prior to such consent, waiver or amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

     (d) Hedging Agreement Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrowers’ obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.5 Default Rate and Payment Dates.

     (a) If all or a portion of the principal amount of the Term Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.6 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Term Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

     (b) (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loan and 2% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Term Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Term Loan and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).

     (c) Interest on the Term Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.6

Conversion Options.

     (a) The Borrowers may elect from time to time to convert an Alternate Base Rate Loan to a LIBOR Rate Loan by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion. In addition, the Borrowers may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Term Loan shall bear interest as if it were an Alternate Base Rate Loan. A LIBOR Rate Loan may only be converted to Alternate Base Rate Loan on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Term Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loan or LIBOR Rate Loans may be converted as provided herein; provided that (i) no Term Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof

     (b) Any LIBOR Rate Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in Section 2.6(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such LIBOR Rate Loan shall be automatically converted to an Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto. If the Borrowers shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loan shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.7 Computation of Interest and Fees: Usury.

     (a) Interest payable hereunder with respect to any Alternate Base Rate Loan shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof Any change in the interest rate on a Term Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the computations used by the Administrative Agent in determining any interest rate.

     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Term Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Term Loan under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Term Loan and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Term Loan. The right to demand payment of the Term Loan or any other Indebtedness evidenced by any of the

Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Term Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Term Loan so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.8 Pro Rata Treatment and Payments.

     (a) Allocation of Payments Prior to Exercise of Remedies. Unless otherwise required by the terms of this Credit Agreement, each payment under this Credit Agreement or any Term Note shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.3, second, to interest then due and owing hereunder and under the Term Notes of the Borrowers and, third, to principal then due and owing hereunder and under the Term Notes of the Borrowers. Each payment on account of any fee pursuant to Section 2.3 shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than prepayments) by the Borrowers on account of principal of and interest on the Term Loan shall be applied to such Term Loan on a pro rata basis in accordance with the terms of this Section 2.8(a). Each optional prepayment on account of principal of the Term Loan shall be applied in accordance with Section 2.4(a). Each mandatory prepayment on account of principal of the Term Loan shall be applied in accordance with Section 2.4(b). All payments (including prepayments) to be made by the Borrowers on account of principal, interest, fees or other amounts shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim (except as provided in Section 2.14) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.5(b)) by the Administrative Agent or the Lenders pursuant to Section 7.3 (or after the Term Loan Commitments shall automatically terminate and the Term Loan (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

     FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

     FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

     SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

     In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Term Loan held by such Lender bears to the aggregate then outstanding Term Loan) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.

Section 2.9 Non-Receipt of Funds by the Administrative Agent.

     (a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Term Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Term Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for the applicable borrowing pursuant to the notice of borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

     (b) Unless the Administrative Agent shall have been notified in writing by the Borrowers, prior to the date on which any payment is due from the Borrowers hereunder (which notice shall be effective upon receipt) that the Borrowers do not intend to make such payment, the Administrative Agent may assume that the Borrowers have made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrowers have not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

     (c) A certificate of the Administrative Agent submitted to the Borrowers or any Lender with respect to any amount owing under this Section shall be conclusive in the absence of manifest error.

     (d) If any Lender makes available to the Administrative Agent funds for the Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.10 Inability to Determine Interest Rate.

     Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrowers have requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrowers, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrowers shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loan, any Term Loan that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Term Loan that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Term Loan shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.11 Illegality.

     Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Term Loan,

(a)	such Lender shall promptly notify the Administrative Agent and the Borrowers thereof,

(b)	the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR

Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Term Loan then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Term Loans or within such earlier period as required by law as Alternate Base Rate Loans. Each Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.12 Yield Protection.

(a)	Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit,

compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

     (ii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

on account of making, converting to, continuing or maintaining any LIBOR Rate Loan or of maintaining its obligation to make any such Term Loan, and the result of the foregoing is to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

     (d) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the Term Loan made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

     (e) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such

Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

     (f) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Compensation for Losses.

     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (i) any continuation, conversion, payment or prepayment of the Term Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (ii) any failure by the Borrowers (for a reason other than the failure of such Lender to make the Term Loan) to prepay, borrow, continue or convert any Term Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrowers; or

     (iii) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 2.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

Section 2.14 Taxes.

      (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

     (b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

     (c) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (d).

     (e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.14, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

     (ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

     (A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

     (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

     (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

     (iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

     (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

     (D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

     Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

     (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

     (i) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with this Section 2.15(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

     (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.16 Defaulting Lenders.

     (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

     (i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

     (ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

     (b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of the outstanding Term Loan of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loan to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Credit Agreement and to make the Term Loan herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1

Financial Condition.

     (a) (i) The audited Consolidated balance sheets of the Borrowers and their Subsidiaries as of January 30, 2010, January 29, 2011 and January 28, 2012 together with the related Consolidated statements of income or operations, and Consolidated statements of shareholders’ equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited Consolidated balance sheets of the Borrowers and their Subsidiaries as of July 28, 2012, together with the related unaudited Consolidated statements of income or operations and Consolidated cash flows (to the extent available) for the twelve-month period ending on July 28, 2012 and (iii) an unaudited pro forma consolidated balance sheet of the Borrowers and their Subsidiaries as of July 28, 2012:

     (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

     (B) fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and

     (C) show all material Indebtedness and other liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations required to be included in accordance with GAAP.

     (b) The projections through the fiscal year ending January, 2018 of the Borrowers and their Subsidiaries delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions contained therein.

Section 3.2

No Change.

     Since January 28, 2012, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law.

     Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 to the Disclosure Letter as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties).

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

     Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of; filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by any of the Credit Parties (other than those that have been obtained) or with the validity or enforceability of any Credit Document against any of the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5

No Legal Bar: No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Term Loan will not violate any Requirement of Law or any Contractual Obligation of any Credit Party (except as set forth on Schedule 3.5 to the Disclosure Letter and except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. No Credit Party is in default under or with respect to any of its Material Contracts in any material respect. No Default or Event of Default has occurred and is continuing.

Section 3.6

No Material Litigation.

     No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or the Term Loan or any of the transactions contemplated hereby, or (b) which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act; Etc.

     No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8

Margin Regulations.

     No part of the proceeds of the Term Loan hereunder will be used directly or indirectly for any purpose that violates, or that would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9

ERISA.

     Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.

     Except for matters which, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE:

     (a) The facilities, Collateral and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of or (ii) could give rise to liability under, any Environmental Law.

     (b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

     (c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties and their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d) Materials of Environmental Concern have not been transported, generated, treated, stored or disposed of from, on or under the Properties in violation of, or in a manner or to a location that could give rise to liability under any Environmental Law.

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

     (f) The Credit Parties and their Subsidiaries: (i) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (ii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iii) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

Section 3.11 Use of Proceeds.

     The proceeds of the Term Loan, together with certain cash on the Borrowers’ balance sheet, shall be used solely to (a) to refinance certain existing Indebtedness of the Borrowers and their Subsidiaries (including the Existing Credit Agreement and the outstanding senior subordinated notes issued by Parent), (b) to pay any fees and expenses associated with this Credit Agreement on the Closing Date, (c) fund the Borrowers’ swap breakage fee and (d) finance certain other expenditures in connection with the repayment and refinancing of the Existing Credit Agreement and such senior subordinated notes.

Section 3.12 Subsidiaries.

     Set forth on Schedule 3.12 to the Disclosure Letter is a complete and accurate list of all Subsidiaries of the Credit Parties as of the Closing Date. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).

Section 3.13 Ownership.

     Each of the Credit Parties and its Subsidiaries has title to all of its Mortgaged Properties free from any Lien other than Permitted Liens. Each of the Credit Parties and its Subsidiaries has title to all of its assets other than Mortgaged Properties subject to Permitted Liens and except for matters with respect to such assets that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.14 Indebtedness.

     Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15 Taxes.

     Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, each of the Credit Parties and their Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

Section 3.16 Intellectual Property Rights.

     Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know-how and processes necessary for each of them to conduct its business as currently conducted, except for instances where the failure to own or have the legal right to use such Intellectual Property could not be reasonably expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, except for such claims which could not be reasonably expected to have a Material Adverse Effect and, except as asserted by such claims, to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person.

Section 3.17 Solvency.

     After giving effect to the Transactions, the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the Transactions, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

Section 3.18 Investments.

     All Investments of each of the Credit Parties and their Subsidiaries are permitted by Section 6.5.

Section 3.19 Location of Collateral.

     Set forth on Schedule 3.19(a) to the Disclosure Letter is a list of all Mortgaged Properties of the Credit Parties and their Subsidiaries as of the Closing Date with street address, city and state where located.

     Set forth on Schedule 3.19(b) to the Disclosure Letter is the chief executive office of each of the Credit Parties and their Subsidiaries as of the Closing Date. The state of incorporation or organization of each of the Credit Parties is as set forth on Schedule 3.3 to the Disclosure Letter.

Section 3.20 No Burdensome Restrictions.

     None of the Credit Parties and their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21 Brokers’ Fees.

     None of the Credit Parties and their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Engagement Letter.

Section 3.22 Labor Matters.

     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 to the Disclosure Letter, and none of the Credit Parties and their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.22 to the Disclosure Letter, or (b) has knowledge of any potential or pending strike, walkout or work stoppage. Other than as set forth on Schedule 3.22 to the Disclosure Letter, no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries that is reasonably likely to result in a Material Adverse Effect.

Section 3.23 Accuracy and Completeness of Information.

     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arrangers or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading.

Section 3.24 Material Contracts.

     Schedule 3.24 to the Disclosure Letter sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date. Each such Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof The Credit Parties and their Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract.

Section 3.25 Insurance.

     The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.25 to the Disclosure Letter and such insurance coverage complies with the requirements set forth in Section 5.5(b), (d) and (e).

Section 3.26 Security Documents.

     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.27 Classification of Senior Indebtedness.

     The Credit Party Obligations constitute “Designated Senior Indebtedness” or “Senior Indebtedness” (or any similar classification) under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto and the Administrative Agent and the Lenders are entitled to rely on such subordination provisions. Except as set forth on Schedule 3.27 to the Disclosure Letter, the incurrence of the Credit Party Obligations and the granting of Liens on the assets of the Credit Parties to secure the Credit Party Obligations is permitted by the terms of any senior note purchase agreements to which a Credit Party or any Subsidiary thereof is a party and will not require the granting of a Lien to the holder of any senior note.

Section 3.28 Anti-Terrorism Laws.

     Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. Section, Section 1 et seq.), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.29	Compliance with OFAC Rules and Regulations.
(a)	None of the Credit Parties or their Subsidiaries or, to the actual knowledge of any Credit Party, their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by

OFAC	that	are	described	or	referenced	at
http://www.ustreas.gov/offices/enforcement/ofac/				or as otherwise published from time to
time.

     (b) None of the Credit Parties or their Subsidiaries or, to the actual knowledge of any Credit Party, their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Term Loan will be used or have been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.30 Compliance with FCPA.

     Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. Section, Section 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. Section, Section 78dd-1, et seq.

Section 3.31 Mortgaged Properties.

     (a) Compliance with Laws. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, each Credit Party and each Mortgaged Property and the use thereof comply in all material respects with all applicable Requirements of Law (including with respect to the American Disabilities Act, parking and applicable zoning and land use laws, regulations and ordinances). Each Mortgaged Property is used by a Credit Party or its tenant (or other occupant) exclusively for retail use, warehouse, office use, automobile service or other lawful commercial uses and other lawful uses appurtenant or ancillary thereto. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, (i) no legal proceedings are pending or, to the knowledge of the Borrowers, threatened with respect to the zoning of any Mortgaged Property, (ii) neither the zoning nor any other right to construct, use or operate any Mortgaged Property is in any way dependent upon or related to any property other than such Mortgaged Property, (iii) all certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Mortgaged Properties (collectively, the “Licenses”) have been obtained and are in full force and effect, (iv) the use being made of each Mortgaged Property is in conformity with the certificate of occupancy issued for such Mortgaged Property, if a certificate of occupancy is required, or is otherwise operating in conformity with other required approvals and (v) is in conformity with all other restrictions, covenants and conditions affecting such Mortgaged Property.

     (b) Leases. Except as set forth on Schedule 3.31(b) to the Disclosure Letter, none of the Mortgaged Properties is subject to any lease or sublease, including any ground lease.

     (c) Utilities and Public Access; Parking. (i) Each Mortgaged Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Mortgaged Property for its intended uses, (ii) all public utilities necessary to the full use and enjoyment of each Mortgaged Property as currently used and enjoyed are located either in the public right-of-way abutting such Mortgaged Property (which are connected so as to serve the Mortgaged Property without passing over other property) or in recorded easements serving the Mortgaged Property and such easements are set forth in and insured by the applicable Title Insurance Policy and (iii) except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, each Mortgaged Property has sufficient parking (whether by right, pursuant to an REA or pursuant to an irrevocable easement) to the extent required to comply with all Requirements of Law.

     (d) Physical Condition. The Mortgaged Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in serviceable condition, order and repair in all material respects (ordinary wear and tear excepted). Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, there exists no material structural, mold or other material defects or damages in any Mortgaged Property, as a result of a casualty or otherwise, and whether latent or otherwise. None of the Borrowers has received notice from any insurance company or bonding company of any defects or inadequacies in any Mortgaged Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

     (e) Condemnation. Except for those partial takings set forth on Schedule 3.31(e) to the Disclosure Letter, no Condemnation or other proceeding has been commenced or, to each of the Borrowers’ best knowledge, is threatened or contemplated with respect to all or any portion of the Mortgaged Properties or for the relocation of roadways providing access to any Mortgaged Property.

     (f) Separate Lots; Assessments. Each Mortgaged Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Mortgaged Property or any portion thereof. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor are there any contemplated improvements to such Mortgaged Property that may result in such special or other assessments.

     (g) Boundaries. Except to the extent affirmatively insured over under the title policies and except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, (i) none of the Improvements which were included in determining the appraised value of the any Mortgaged Property lie outside the boundaries and building restriction lines of such Mortgaged Property to any material extent, and (ii) no improvements on adjoining properties encroach upon the such Mortgaged Property and no easements or other encumbrances upon such Mortgaged Property encroach upon any of the Improvements so as to materially affect the value or marketability of such Mortgaged Property.

     (h) Reciprocal Easement Agreements. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged

Property MAE, neither any Credit Party nor any Subsidiary thereof is in default (nor has any notice been given or received with respect to any alleged or current default) under any of the terms and conditions of a REA, and each REA remains unmodified and in full force and effect. To the Credit Parties’ knowledge, all easements granted pursuant to any REA that were to have survived the site preparation and completion of construction (to the extent the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise. All material sums due and owing by a Credit Party to other parties to any REA (or, to the Credit Parties’ knowledge, by the other parties to each REA to a Credit Party) pursuant to the terms of such REA (including, without limitation, all sums, charges, fees, assessments, costs and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities) have been paid, and no Lien has attached on any Mortgaged Property (or threat thereof has been made) for failure to pay any of the foregoing.

     (i) No Flood Hazard Properties. No Mortgaged Property is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders.

Section 3.32 Responsible Officers.

     Set forth on Schedule 3.32 to the Disclosure Letter are Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2. Such Responsible Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, the Credit Agreement, the Term Notes and the other Credit Documents.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1

Conditions to Closing Date.

     This Credit Agreement shall become effective upon, and the obligation of each Lender to make its portion of the Term Loan on the Closing Date is subject to, the satisfaction of the following conditions precedent:

     (a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requesting a note, a Term Note, (iii) counterparts of each Mortgage Instrument, in each case conforming to the requirements of this Credit Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, (iv) a notice of borrowing with respect to the Term Loan and, if applicable, a Funding Indemnity Letter duly executed by authorized officers of the Borrowers, (v) a flow of funds memorandum or funds disbursement authorization duly executed by duly authorized officers of the Borrowers and (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

     (b) Corporate Documents. The Administrative Agent shall have received a (i) certificate for each Credit Party, certified by an officer of such Credit Party as of the Closing Date, certifying that the (A) articles of incorporation, partnership agreement or other charter documents of such Credit Party, and (B) the bylaws or other operating agreement of such Credit Party, and are in full force and effect as of the Closing Date, (ii) resolutions of the board of directors or other comparable governing body of such Credit Party approving and adopting the Credit Documents, the transactions contemplated herein and authorizing the execution and delivery hereof, (iii) copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (iv) an incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

     (c) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents and Material Contracts).

     (d) Real Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders:

     (i) to the extent required by the Administrative Agent, searches of UCC filings in each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

     (ii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

     (iii) fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties listed on Schedule 3.19(a) to the Disclosure Letter;

     (iv) with respect to each Mortgaged Property listed in Schedule 3.19(a) to the Disclosure Letter, a Mortgage Title Insurance Policy or a date down endorsement to an existing Mortgage Title Insurance Policy assuring the Administrative Agent that the Mortgage Instrument with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Title Insurance Policy or date down endorsement, as applicable, shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

     (v) evidence as to (A) whether any Mortgaged Property listed in Schedule 3.19(a) to the Disclosure Letter is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (y) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

     (vi) except as set forth in Section 5.15, with respect to each site of a Mortgaged Property listed in Schedule 3.19(a) to the Disclosure Letter, (A) a map or plat of an as built survey of such site certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated the original date the survey was created and the day of the last revision by American National Surveyors or (B) an affidavit from a Responsible Officer stating there has been no change to an existing survey of such site previously provided to the Administrative Agent, which map or plat and the survey on which it is are based, or affidavit, as applicable, shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1999, and, without limiting the generality of the foregoing, there shall be surveyed and shown on any such map, plat or survey the following (unless otherwise agreed to by the Administrative Agent in its reasonable discretion): (A) the locations on such site of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the site and width thereof; (C) all access and other easements appurtenant to the site necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the site; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

     (vii) pollution and remediation legal liability insurance covering legal expenses, remediation costs and loss of value for all owned Mortgaged Properties listed in Schedule 3.19(a) to the Disclosure Letter relating to environmental issues on, under or emanating from the Property in such reasonable amounts as requested by the Administrative Agent;

     (viii) opinions of counsel to the Credit Parties for each jurisdiction in which the Mortgaged Properties are located; and

     (ix) the 2012 Appraisals, which shall evidence that the Collateral Value of the Mortgaged Properties complies with the requirements of Section 5.12(a).

     (e) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee, mortgagee and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

     (f) Litigation; Bankruptcy. There shall not exist (i) any material pending or threatened litigation, injunction, order or claim (A) which could have a material adverse effect on the business, properties, operations or financial condition of the Borrowers and their Subsidiaries (taken as a whole) or (B) with respect to this Agreement or the other Credit Documents, or (ii) any pending or threatened bankruptcy or insolvency with respect to the Borrowers or any of their Subsidiaries, in each case that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

     (g) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrowers as to the financial condition, solvency and related matters of the Credit Parties and their

Subsidiaries, taken as a whole, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(g) attached hereto.

     (h) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) attached hereto.

     (i) Corporate Structure. The number of shares of each class of Capital Stock issued and outstanding and the ownership thereof of the Credit Parties and their Subsidiaries as of the Closing Date shall be as described in Schedule 3.12 to the Disclosure Letter. The Administrative Agent shall be reasonably satisfied with the legal, tax, accounting, business, regulatory and other matters relating to the Transactions or to the Credit Parties and their Subsidiaries after giving effect thereto.

     (j) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

     (k) Compliance with Laws. The financings and other Transactions contemplated hereby shall he in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

     (l) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Credit Parties or any of their Subsidiaries.

     (m) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Borrowers and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full (or discharged in accordance with their respective terms) and all security interests related thereto shall be terminated on the Closing Date.

     (n) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

     (o) No Material Adverse Change. Since January 28, 2012, there has been no material adverse change in the business, properties, operations or financial condition of the Borrowers and their Subsidiaries (taken as a whole) and there shall not have occurred any material disruption or material adverse change in the financial, banking or capital markets (including the loan syndication market) that has impaired or would impair the Arrangers’ ability to syndicate the facilities.

     (p) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrowers as of the Closing Date stating that (i) to the knowledge of any Credit Party, there is no action, suit, investigation, litigation or proceeding pending or ongoing in any court or before any other Governmental Authority that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Credit Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Credit Parties are in pro forma compliance with the initial financial covenant set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenant on a schedule to such certificate and assuming the minimum Consolidated EBITDA covenant is in effect) as of the fiscal quarter ending July 28, 2012 and (iii) each of the conditions precedent in Section 4.1 have been satisfied.

     (q) Material Contracts. The Administrative Agent shall have received true and complete copies, certified by an officer of the Borrowers as true and complete, of all Material Contracts, together with all exhibits and schedules.

     (r) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrowers that sets forth information required by the Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrowers in accordance with the Patriot Act.

     (s) Ratings. The Borrowers shall have received the Ratings from S&P and Moody’s.

     (t) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Engagement Letter and Section 2.3.

     (u) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE V

AFFIRMATIVE COVENANTS

     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until no Term Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1

Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

     (a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrowers are required by the SEC to deliver their Form 10-K for any fiscal year of the Borrowers and (ii) ninety (90) days after the end of each fiscal year of the Borrowers, a copy of the Consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Borrowers and their consolidated Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification and without any other material qualification or exception; provided, however, if the Administrative Agent or any Lender requires such delivery through any means other than filing such financial statements with the SEC, such delivery by other means shall occur not later than five (5) days following such filing with the SEC;

     (b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrowers are required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrowers and (ii) forty-five (45) days after the end of each fiscal quarter of the Borrowers, a copy of the Consolidated balance sheet of the Borrowers and their consolidated Subsidiaries as at the end of such period and related Consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrowers and their Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments); provided, however, if the Administrative Agent or any Lender requires such delivery through any means other than filing such financial statements with the SEC, such delivery by other means shall occur not later than five (5) days following such filing with the SEC; and

     (c) Annual Operating Budget and Cash Flow. Within five (5) days of approval by the Board of Directors of the Borrowers, but in any event within sixty (60) days of the Borrowers’ fiscal year end, a copy of the detailed annual operating budget or plan including cash flow projections of the Borrowers and their Subsidiaries for the next four fiscal quarter periods prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

except for projections provided in accordance with subsection (c) above, all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

     (a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) a certificate of a Responsible Officer substantially in the form of Schedule 5.2(a)(i) attached hereto stating that, to the best of such Responsible Officer’s knowledge, none of the Credit Parties has obtained knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include information and calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period, including (A) the Excess Availability as of such date and (B) Consolidated EBITDA as of the last day of such period and (ii) a Collateral Value Report substantially in the form of Schedule 5.2(a)(ii) attached hereto.

     (b) concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.12 to the Disclosure Letter if the Borrowers or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.12 to the Disclosure Letter was last updated, as applicable and (ii) an updated copy of Schedule 3.24 to the Disclosure Letter if any new Material Contract has been entered into since the Closing Date or since Schedule 3.24 to the Disclosure Letter was last updated, as applicable, together with a copy of each new Material Contract and (iii) an updated copy of Schedule 3.25 to the Disclosure Letter if the Borrowers or any of their Subsidiaries has altered or acquired any insurance policies since the Closing Date in any material respect and (iv) an updated copy of Schedule 3.32 to the Disclosure Letter if there has been any change to the Responsible Officers since the Closing Date or since Schedule 3.32 to the Disclosure Letter was last updated, as applicable;

     (c) within ninety (90) days after the end of each fiscal year of the Borrowers, a certificate containing information regarding the amount of all Asset Dispositions and acquisitions that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year; and

     (d) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Taxes and Other Obligations.

     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its taxes (Federal, state, local and any other taxes), (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount to be paid, discharged or otherwise satisfied is less than $5,000,000 or when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties. The Borrowers and their Subsidiaries shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Mortgaged Property (other than Permitted Liens), and shall promptly pay for all utility services provided to the Mortgaged Properties, except to the extent failure to pay such utility services could not reasonably be expected to have a Mortgaged Property MAE.

Section 5.4 Conduct of Business and Maintenance of Existence.

     (a) Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; (b) comply in all material respects with all Material Contracts; (c) comply with all Requirements of Law applicable to it except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) not commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Mortgaged Property or any part thereof or any monies paid in performance of Borrowers’ obligations under any of the Credit Documents. The Borrowers shall at all times maintain, preserve and protect all franchises and material trade names used in connection with the operation of the Mortgaged Properties.

Section 5.5	Maintenance of Property; Insurance.
(a)	Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

     (b) Maintain with financially sound and reputable insurance companies having a claims paying ability rating of “A-” or better by S&P and Moody’s (or such other rating agencies acceptable to the Administrative Agent) liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such casualty, property and liability insurance, as applicable.

     (c) Cause the Mortgaged Properties to be maintained in a good and safe condition and repair (excepting customary and ordinary wear and tear) and in accordance with the O&M Plans. The Improvements and the Fixtures shall not be removed, demolished or materially altered (except for replacement of the Fixtures in the ordinary course of business) without the prior written consent of Administrative Agent; provided that, the Credit Parties shall have the right to improve any Mortgaged Property so long as the economic value, useful life, utility, condition, operational capacity and functional capacity of such Mortgaged Property is not decreased or diminished by such improvement. If under applicable zoning provisions the use of all or any portion of any Mortgaged Property is or shall become a nonconforming use, the Credit Parties will not knowingly and intentionally cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Administrative Agent. The Credit Parties will not commit or suffer any waste of the Mortgaged Properties or take any action that invalidates or causes the cancellation of any insurance policy with respect to the Mortgaged Properties, or do or permit to be done on any Mortgaged Property anything that may in any way materially impair the value of such Mortgaged Property or the Lien on such Mortgaged Property (except for Permitted Liens). Subject to the rights of others under Permitted Liens, the Credit Parties will not, without the prior written consent of Administrative Agent, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Mortgaged Property, regardless of the depth thereof or the method of mining or extraction thereof.

     (d) The Credit Parties shall obtain and maintain, or cause to be maintained, at all times insurance for the Credit Parties and each Mortgaged Property providing at least the following coverages:

     (i) comprehensive “all risk” insurance on the Improvements and the Fixtures, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Fixtures waiving all co-insurance provisions; (C) providing for no deductible or self-insured retention in excess of $500,000 for all such insurance coverage; and (D) if any of the Improvements or the use of the Mortgaged Property shall at any time constitute “legal nonconforming” structures or uses, providing coverage for contingent liability from operation of building laws, demolition costs and increased cost of construction endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Credit Parties shall obtain: (x) windstorm insurance in amounts and in form and substance acceptable to the Administration Agent; (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the

National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Administrative Agent in the event the Mortgaged Property is located in an area with a high degree of seismic risk;

     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Mortgaged Property, with such insurance (A) to be in an amount reasonably acceptable to the Administrative Agent; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors and (4) blanket contractual liability;

     (iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Mortgaged Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

     (iv) workers’ compensation, subject to applicable statutory limits, and employer’s liability insurance in respect of any work or operations on or about the Mortgaged Property, or in connection with such Mortgaged Property or its operation (if applicable); and

     (v) pollution and remediation legal liability insurance covering legal expenses, remediation costs and loss of value for all Mortgaged Properties relating to environmental issues on, under or emanating from the Mortgaged Property in such reasonable amounts as requested by the Administrative Agent; provided that (A) such insurance shall be (1) not less than $5,000,000 per Mortgaged Property per occurrence and (2) not less than $25,000,000 in the aggregate and (B) no deductible shall be in excess of $250,000.

     (e) All insurance policies provided for in Section 5.5 shall contain clauses or endorsements to the effect that:

     (i) no act or negligence of any Credit Party, or anyone acting for any Credit Party, or any other tenant or other occupant, or failure to comply with the provisions of any insurance policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;

     (ii) the insurance policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Administrative Agent and any other party named therein as an additional insured;

     (iii) the issuers thereof shall give written notice to Administrative Agent if the insurance policies have not been renewed thirty (30) days prior to its expiration; and

     (iv) the Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

     (f) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, without notice to the Credit Parties, to take such action as the Administrative Agent deems necessary to protect its interest in any Mortgaged Property, including, without limitation, obtaining such insurance coverage as Administrative Agent in its sole discretion deems appropriate. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Credit Parties to the Administrative Agent upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the default rate set forth in Section 2.5.

(g)	Comply with all of the material terms and conditions in each REA.
Section 5.6	Inspection of Property; Books and Records; Discussions.

     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent (at the request of any Lender or otherwise) to visit and inspect any Mortgaged Property or any other property where books and records are located and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrowers and their Subsidiaries with officers and employees of the Borrowers and their Subsidiaries and with its independent certified public accountants.

Section 5.7

Notices.

     Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

     (a) promptly, but in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

     (b) promptly, any default or event of default under any Material Contract of any Credit Party or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000;

     (c) promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of their Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000, (ii) affecting or with respect to this Credit Agreement, any other Credit Document or any security interest or Lien created thereunder or (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Mortgaged Property MAE;

     (d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

     (e) any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

     (f) as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

     (g) promptly, any notice of violation of any Requirement of Law received by a Credit Party from any Governmental Authority (including, without limitation, any notice of violation of Environmental Laws) to the extent such violation could result in a fine, penalty or other liability in excess of $75,000;

     (h) any (i) notice that any Governmental Authority has revoked or is likely to revoke any Environmental Permit held by, or has refused to issue or renew, or is likely to refuse to issue or renew, any Environmental Permit sought by, the Borrowers or any of their Subsidiaries to the extent such revocation, non-renewal or refusal to issue could reasonably be expected to have a Mortgaged Property MAE; (ii) listing or proposal for listing any property owned, leased, or operated by the Borrowers or any of their Subsidiaries on, any list maintained by any Governmental Authority for possible environmental investigation or remediation, including without limitation the National Priorities List and the Comprehensive Environmental Response, Compensation and

Liability Information System list maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority; or (iii) development, event or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to have a Mortgaged Property MAE; and

     (i) promptly, any other development or event which could reasonably be expected to have a Mortgaged Property MAE.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrowers shall specify that such notice is a Default or Event of Default notice on the face thereof

Section 5.8

Environmental Laws.

     (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

     (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Term Loan Commitments and the Credit Documents.

Section 5.9

Financial Covenant.

Comply with the following financial covenant:

     Minimum EBITDA. (a) As of the end of any month during which a Minimum EBITDA Maintenance Event has occurred and is continuing or (b) upon the occurrence of the fourth Minimum EBITDA Maintenance Event during the term of this Agreement and until the end of the term of this Agreement, the Borrower and its Subsidiaries (inclusive of the Insurance Subsidiary) shall have Consolidated EBITDA for the twelve (12) consecutive months then ended of at least $100,000,000.

Section 5.10 Additional Guarantors.

     The Credit Parties will cause each of their Domestic Subsidiaries (other than the Insurance Subsidiary to the extent such Subsidiary is engaged in the insurance business and is regulated by the relevant Governmental Authority), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 (b)-(e), (r) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11 Compliance with Law.

     Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Pledged Collateral; Substitutions; Releases.

     (a) Collateral Value Test. From the Closing Date until the Maturity Date, cause Properties with a Collateral Value (as of the date of the most recent appraisals) of at least 2.0 times the principal amount of the then outstanding Term Loan to be, at all times, subject to a valid, first priority perfected Lien, in favor of the Administrative Agent on behalf of the Lenders, granted by the Credit Parties; provided that (i) the Mortgaged Properties shall at all times consist of Properties with a Collateral Value (as of the date of the most recent appraisals) of at least $150,000,000 and (ii) Mortgaged Properties that are vacant or otherwise non-operational or that are being altered, renovated or refurbished at any one time (excluding minor alterations and upkeep) (A) shall not represent more than 15% of the total number of Mortgaged Properties at any time and (B) together with the Mortgaged Properties subject to a lease or sublease (other than those set forth on

Schedule 3.31(b)) to the Disclosure Letter in accordance with the terms of Section 6.4(d), shall not represent more than 25% of the total number of Mortgaged Properties at any time. If at any time there exists a deficiency in the amount of the Collateral required to be delivered pursuant to this Section, the Borrowers shall within forty-five (45) days, deliver additional Properties as Collateral to secure the Credit Party Obligations in an aggregate amount sufficient to eliminate such deficiency. The Borrowers and their Subsidiaries will deliver the Collateral and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of the Borrowers and any applicable Subsidiaries, favorable opinions of counsel to the Borrowers and such Subsidiaries (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), and other items of the types required to be delivered by the Administrative Agent all in form, content and scope reasonably satisfactory to the Administrative Agent.

     (b) Substitution or Release of Collateral. Notwithstanding the foregoing, so long as no Default or Event of Default exists or would otherwise result therefrom, the Borrowers shall be permitted from time to time to (i) substitute additional Properties reasonably satisfactory to the Administrative Agent (collectively, the “Substituted Properties”) as Collateral for Properties previously pledged as Collateral; provided, that, the Collateral Value of all Substituted Properties shall not exceed fifteen percent (15%) of the Collateral Value of all Mortgaged Properties, in each case as determined at the time of any such substitution by the 2012 Appraisals or such later appraisals as required by this Agreement, as applicable, and/or (ii) request that certain Collateral be released so long as, prior to any release of Collateral, the Borrowers shall deliver to the Administrative Agent an updated Collateral Value Report demonstrating, to the satisfaction of the Administrative Agent, that after giving effect to such release (and any new Collateral pledged in substitution therefor) the Collateral Value shall be greater than or equal to 2.0 times the principal amount of the then outstanding Term Loan. In connection with the delivery of additional Collateral, the Credit Parties shall comply with the requirements set forth in Subsection (a) hereof. To the extent the Borrowers request the release of certain Collateral in accordance with the terms hereof, then the Administrative Agent shall promptly release Collateral, at the expense of the Borrowers.

     (c) New Appraisals. Have each Mortgaged Property be subject to an appraisal by a nationally recognized appraisal firm no less frequently than every 20 months after the later of (i) September 4, 2012 and (ii) the date of the last appraisal of such Mortgaged Property. Each appraisal provided pursuant to this subsection (c) shall (A) conform with FIRREA guidelines, (B) otherwise be in form and substance reasonably satisfactory to the Administrative Agent and (C) contain both a “leased fee value” and an “as is fee simple value” for each of the Mortgaged Properties. The “leased fee value” shall be determined based on both (i) then current sales of similarly sized properties in similar markets and (ii) then current market rental rates for comparable properties, capped at then prevailing cap rates for similar credits. The “as is fee simple value” shall be determined by adjusting the fair market value down for (A) rent loss during the re-leasing period, (B)

anticipated tenant improvements, (C) leasing commissions at market rates and (D) holding costs during the re-leasing period.

Section	5.13	[Reserved].
Section	5.14	Casualty and Condemnation.

     (a) If the any Borrower has knowledge of a Casualty or a Condemnation of a Mortgaged Property or any interest therein, the Borrowers, within fifteen (15) days of obtaining such knowledge, shall give notice thereof to the Administrative Agent generally describing the nature and extent of such Casualty or Condemnation.

     (b) To the extent a Casualty or Condemnation occurs at such time that (i) a Default has occurred and is continuing, any condemnation proceeds, award, compensation or insurance proceeds received by the Borrowers shall be paid to the Administrative Agent (or if otherwise paid to the Administrative Agent shall he retained by the Administrative Agent) as security for the Credit Party Obligations and shall not be available under this Section 5.14 to the Borrowers until the Default has been cured and all Credit Party Obligations are made fully current and (ii) an Event of Default has occurred and is continuing, any condemnation proceeds, award, compensation or insurance proceeds shall be paid to the Administrative Agent (or if otherwise paid to the Administrative Agent shall be retained by the Administrative Agent) as security for the Credit Party Obligations and shall be subject to application pursuant to the remedies available to the Administrative Agent and the Lenders under this Agreement and at law.

     (c) If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Casualty affecting greater than fifty percent (50%) of the appraised value for such Mortgaged Property pursuant to the 2012 Appraisals or such later appraisals as required by this Agreement, as applicable, the Borrowers at their option shall either:

     (i) replace such Mortgaged Property in accordance with Section 5.12 with a Substituted Property having the same, superior or greater remaining economic value, useful life, utility, condition, operational capacity and functional capacity to that which existed for such Mortgaged Property then being replaced immediately prior to such Casualty (assuming all maintenance and repair standards have been satisfied); or

     (ii) prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Allocated Payoff Amount with respect to such Mortgaged Property.

     Upon satisfaction of all obligations in connection with subsection (i) or (ii), as applicable, then the Administrative Agent shall cause the applicable Mortgaged Property to be released from the Collateral and the Net Cash Proceeds associated with such Mortgaged Property shall be returned to the Borrowers.

     (d) If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Casualty affecting less than or equal to fifty percent (50%) of the appraised value for such Mortgaged Property pursuant to the 2012 Appraisals or such later appraisals as required by this Agreement, as applicable, the Borrowers at their option shall either:

     (i) replace such Mortgaged Property in accordance with Section 5.12 with a Substituted Property having the same, superior or greater remaining economic value, useful life, utility, condition, operational capacity and functional capacity to that which existed for such Mortgaged Property then being replaced immediately prior to such Casualty (assuming all maintenance and repair standards have been satisfied);

     (ii) prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Allocated Payoff Amount with respect to such Mortgaged Property; or

     (iii) perform a Restoration in accordance with Section 5.14(h); provided that no more than five (5) Mortgaged Properties may be in the process of Restoration as a result of a Casualty at any one time.

     To the extent the Borrowers elect either of the options described in the foregoing subsections (i) or (ii) and the Administrative Agent confirms satisfaction of all obligations in connection with subsection (i) or (ii), as applicable, then the Administrative Agent shall cause the applicable Mortgaged Property to be released from the Collateral and the Net Cash Proceeds associated with such Mortgaged Property shall be returned to the Borrowers.

     (e) If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Condemnation which materially impairs the economic value, useful life, utility, condition, operational capacity or functional capacity of such Mortgaged Property from that which existed immediately prior to such Condemnation (assuming all maintenance and repair standards have been satisfied), the Borrowers at their option shall either:

     (i) replace such Mortgaged Property in accordance with Section 5.12 with a Substituted Property having the same, superior or greater remaining economic value, useful life, utility, condition, operational capacity and functional capacity to that which existed for such Mortgaged Property then being replaced immediately prior to such Condemnation (assuming all maintenance and repair standards have been satisfied); or

     (ii) prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Allocated Payoff Amount allocable to such Mortgaged Property.

     Upon satisfaction of all obligations in connection with subsection (i) or (ii) above, as applicable, then the Administrative Agent shall cause the applicable Mortgaged Property to be released from the Collateral and the Net Cash Proceeds associated with such Mortgaged Property shall be returned to the Borrowers.

     (f) If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Condemnation which does not materially impair the economic value, useful life, utility, condition, operational capacity or functional capacity of such Mortgaged Property from that which existed immediately prior to such Condemnation (assuming all maintenance and repair standards have been satisfied), the Borrowers shall cause the Net Cash Proceeds in excess of $250,000 to be paid to the Administrative Agent for application to the prepayment in part of the Term Loan in accordance with Section 2.4(b)(iii).

     (g) The Borrowers may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such Casualty or Condemnation and shall pay all expenses thereof. At the Borrowers’ reasonable request, and at the Borrowers’ sole cost and expense, the Administrative Agent shall participate in any such proceeding, action, negotiation, prosecution or adjustment. The Administrative Agent and the Borrowers agree that this Agreement shall control the rights of the Administrative Agent and the Borrowers in and to any such award, compensation or insurance payment.

     (h) In the event of a Casualty under Section 5.14(d), to the extent the Borrowers do not elect to either (i) prepay one-hundred percent (100%) of the Allocated Payoff Amount allocable to such Mortgaged Property or (ii) replace the Mortgaged Property with a Substituted Property pursuant to Sections 5.12 and 5.14(d), the Borrowers shall, within one hundred and eighty (180) days of such Casualty or as soon thereafter as shall be reasonably practicable, commence such repair or replacement within such period, and thereafter diligently prosecute such repair or replacement of the Mortgaged Property to the same or greater economic value, remaining useful life, utility, condition, operation and function as existed immediately prior to such Casualty

(“Restoration”).

     (i) Any award, compensation or proceeds in respect of any Casualty (collectively, as used in this Section 5.14(h), “proceeds”) in excess of $500,000 shall be turned over to the Administrative Agent (or at the Administrative Agent’s election, to a trustee or escrow agent who shall be selected by the Administrative Agent and whose fees shall be paid by the Borrowers); provided that the Borrowers shall be entitled to keep any such award, compensation or proceeds to the extent the Borrowers deliver evidence reasonably satisfactory to the Administrative Agent that such amounts were previously applied to the Restoration of the affected Mortgaged Property. At the Borrowers’ reasonable request, the Administrative Agent will deposit any proceeds held by it for Restoration into an interest-bearing account which is backed directly or indirectly by the full faith and credit of the United States government over which the

Administrative Agent has sole possession, authority and control, and otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.

     (ii) Any such proceeds held by the Administrative Agent for Restoration of any Mortgaged Property shall be made available to the Borrowers upon their request (but no more frequently than once a month) as the Restoration progresses.

     (iii) Prior to the disbursement of Restoration proceeds, the Borrowers shall have delivered to the Administrative Agent the following:

     (A) evidence reasonably satisfactory to the Administrative Agent of the estimated cost of Restoration;

     (B) evidence reasonably satisfactory to the Administrative Agent of additional funds from the Borrowers in excess of the proceeds sufficient to complete and fully pay for the entire unpaid cost of the Restoration, free and clear of all Liens or claims of Lien; and

     (C) such architect’s certificates, waivers of lien, contractor’s sworn statements, plats of survey and such other evidence of cost, payment and performance as the Administrative Agent may reasonably require and approve;

provided, no payment made prior to the final completion of Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time, as such value shall be determined by the Administrative Agent in its reasonable judgment.

     Any surplus which may remain out of the proceeds held by the Administrative Agent after payment of all costs of the Restoration shall be paid to, and retained by the Borrowers.

     (i) In no event shall a Casualty or Condemnation affect the Borrowers’ obligation to pay the Credit Party Obligations in accordance with the terms of this Agreement.

Section 5.15 Further Assurances; Post-Closing Covenants.

     (a) Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers or any Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrowers or any of their Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

     (b) Within the period(s) specified on Schedule 5.15 to the Disclosure Letter (or such extended period of time as agreed to by the Administrative Agent in its reasonable discretion), the Credit Parties shall furnish to the Administrative Agent the items listed on Schedule 5.15 to the Disclosure Letter.

     (c) Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent and/or the Arrangers in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent, the Arrangers and/or the Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

ARTICLE VI

NEGATIVE COVENANTS

     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until no Term Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:

Section 6.1

Indebtedness.

     The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness and Synthetic Leases, except:

     (a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

     (b) Indebtedness and Synthetic Leases of the Credit Parties and their Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b) to the Disclosure Letter) and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding (or committed lines) as of the date of such renewal, refinancing or extension;

     (c) Unsecured intercompany Indebtedness among the Credit Parties; provided that any such Indebtedness shall be fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent;

     (d) Indebtedness and obligations owing under (i) Secured Hedging Agreements and (ii) swap agreements, cap agreements, collar agreements, exchange agreements futures or forward hedging contracts or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other chemical products used or produced in the business of the Borrowers; provided, that, with respect to the arrangements described in clause (ii) hereof, such arrangements are (A) with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000, (B) are not for speculative purposes and (C) are unsecured or secured by assets or property other than Collateral;

     (e) Guaranty Obligations in respect of Indebtedness and Synthetic Leases of a Credit Party to the extent such Indebtedness and Synthetic Leases are permitted to exist or be incurred pursuant to this Section 6.1; provided that such Guaranty Obligations may be secured only to the extent that such Indebtedness and any Synthetic Leases are permitted to be secured hereunder;

     (f) other secured Indebtedness and Synthetic Leases of the Credit Parties and their Subsidiaries which does not exceed $250,000,000 in the aggregate at any time outstanding; provided that (i) such Indebtedness shall not be secured by any Mortgaged Property and (ii) in each case, at the time of and after giving pro forma effect to the incurrence of such Indebtedness, the Rent Adjusted Leverage Ratio of the Credit Parties and their Subsidiaries shall be less than 5.5 to 1.0; and

     (g) other unsecured Indebtedness of the Credit Parties and their Subsidiaries which does not exceed $150,000,000 in the aggregate at any time outstanding; provided that, in each case, at the time of and after giving pro forma effect to the incurrence of such Indebtedness, the Rent Adjusted Leverage Ratio of the Credit Parties and their Subsidiaries shall be less than 5.5 to 1.0.

Section 6.2

Liens.

     The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its Property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.3

Nature of Business.

     The Credit Parties and their Subsidiaries shall not engage in any business other than the business of the Credit Parties and their Subsidiaries on the date hereof and any business reasonably related, ancillary or complimentary thereto.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly,

     (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or consolidate with it, except (1) for any merger consummated as part of an Acquisition permitted pursuant to Section 6.5(g) and (2) for any merger or consolidation of a Credit Party with or into any other Credit Party; provided, that, each of the following conditions is satisfied as determined by the Administrative Agent: (i) the Administrative Agent shall have received not less than five (5) days’ prior written notice of the consummation of any merger or consolidation involving a Credit Party and such information with respect thereto as the Administrative Agent may reasonably request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing, (iii) the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity shall expressly confirm, ratify and assume the Credit Party Obligations and the Credit Documents to which it is a party in writing, in form and substance reasonably satisfactory to the Administrative Agent, and execute and deliver such other agreements, documents and instruments as the Administrative Agent may request in connection therewith, (v) the surviving entity of a merger between any Borrower and a Guarantor or any other Person shall be such Borrower and the surviving entity of a merger between a Guarantor and any other Person (other than the Borrowers) shall be or become a Guarantor, and (vi) each Credit Party shall ratify and confirm that its guarantee of the Credit Party Obligations shall apply to the Credit Party Obligations as assumed by such surviving entity; or

     (b) sell, assign, transfer, abandon or otherwise dispose of any Capital Stock, Indebtedness or assets to any other Person, except for:

     (i) sales of Inventory and rendition of services in the ordinary course of business;

     (ii) the sale or other disposition of equipment so long as, as of the date of such sale and after giving effect thereto, no Event of Default or Default shall exist or have occurred;

     (iii) the issuance and sale by any Borrower of its Capital Stock after the date hereof; provided, that, (A) the Borrowers shall not be required to pay any cash dividends or repurchase or redeem its Capital Stock or make any other payments in respect thereof, except to the extent such dividends, or repurchases or redemptions are otherwise permitted under Section 6.10 hereof, (B) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of the Borrowers to request or receive Term Loans or the right of the Borrowers to amend or modify any of the terms and conditions of this Credit Agreement or any of the other Credit Documents or otherwise in any way relate to or affect the arrangements of the Borrowers with the Administrative Agent and Lenders or are more restrictive or burdensome to the Borrowers than the terms of any Capital Stock of the Borrowers in effect on the date hereof and (C) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing;

     (iv) in addition to the issuance of Capital Stock permitted in Section 6.4(b)(iii) above, the issuance of Capital Stock of any Credit Party consisting of common stock pursuant to a stock option plan or 401(k) plan of such Credit Party for the benefit of its employees, directors and consultants; provided, that, in no event shall such Credit Party be required to issue, or shall such Credit Party issue, Capital Stock pursuant to such stock option plan or 401(k) plan which would result in a Change of Control or other Event of Default;

(v)	the termination of any Hedging Agreement;

(vi)	the Credit Parties and their Subsidiaries may encumber (to the extent permitted by Section 6.2), sell, enter into sale-leaseback agreements (to the extent permitted by Section 6.12) or otherwise dispose of Properties, in each case for fair market value, which are not Collateral; and

     (vii) the Borrowers may sell the Collateral for fair market value so long as the Borrowers comply with the provisions of Sections 2.4(b)(i) and 5.12.

     (c) wind up, liquidate or dissolve except that any Subsidiary of the Borrowers or a Guarantor may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied: (i) the winding up, liquidation and dissolution of such Subsidiary shall not violate any Requirement of Law in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any material indenture, mortgage, deed of trust, or other agreement or instrument to which the Borrowers, such Guarantor or such Subsidiary is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with all Requirements of Law, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to the Borrowers, a Guarantor or in the case of a Subsidiary which is not a Borrower or Guarantor, to the Borrowers, a Guarantor or another Subsidiary (which is not a Borrower or Guarantor) free and clear of any Liens, restrictions or encumbrances other than the security interests and Liens of the Administrative Agent or other Permitted Liens or restrictions or encumbrances expressly permitted hereunder (and the Administrative Agent shall have received such evidence thereof as the Administrative Agent may require), (iv) the Administrative Agent shall have received copies of all documents and agreements of such Subsidiary to be filed with any Governmental Authority or otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Credit Party shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the Person which is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder or such obligations or liabilities are not prohibited under this Credit Agreement or any of the other Credit Documents, (vi) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, (vii) the Administrative Agent shall have received copies of such deeds, assignments or other agreements as the Administrative Agent may reasonably request to evidence and confirm the transfer of such assets from the Subsidiary which is liquidating to the transferee, and (viii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

     (d) lease or sublease Mortgaged Properties that (i) represent more than 15% of the total number of Mortgaged Properties (other than those set forth on Schedule 3.31(b)) to the Disclosure Letter at any time and (ii) together with the Mortgaged Properties that are vacant or otherwise non-operational or that are being altered, renovated or refurbished at any one time (excluding minor alterations and upkeep) in accordance with the terms of Section 5.12(a), represent more than 25% of the total number of Mortgaged Properties at any time; provided that the Credit Parties shall promptly (but in any event within five (5) Business Days after the execution and delivery of such lease or sublease) notify the Administrative Agent of any lease or sublease of a Mortgaged Property and any such lease or sublease (A) shall be on market terms and at market rents, (B) shall in no way diminish the fair market value or useful life of such Mortgaged Property, (C) shall not release any Credit Party from its obligations under the Mortgaged Instrument with respect to such Mortgaged Property, (D) shall be expressly subject and subordinate to the Mortgaged Instrument with respect to such Mortgaged Property and (E) shall be subject to a subordination, non-disturbance and attornment agreement to the extent requested by the Borrowers or the Administrative Agent and consented to by the Administrative Agent (such consent not to be unreasonably withheld), which agreement shall be in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent; or

     (e) agree to do any of the foregoing (unless such agreement has been consented to in writing by the Administrative Agent or includes as a condition to the effectiveness of such agreement that the Administrative Agent’s consent thereto be obtained).

Section 6.5 Advances, Investments and Loans.

     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

     (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)	investments in cash or Cash Equivalents;

(c)	loans by the Borrowers to any other Credit Party after the date hereof;

provided, that, as to any such loan, (i) each month the Borrowers shall provide to the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) as of the date of any such loan and after giving effect thereto, the Borrowers shall be Solvent; and (iii) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

     (d) any guaranties by any Credit Party or other assumptions or endorsements of Indebtedness constituting permitted Indebtedness under Section 6.1 hereof;

     (e) loans by a Guarantor or a Subsidiary of a Borrower that is not a Guarantor (the “intercompany lender”) to a Borrower or a Guarantor (the “intercompany borrower”) after the date hereof, provided, that, as to any such loan (i) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of the Administrative Agent and the Lenders to receive the prior final payment and satisfaction in full of all of the Credit Party Obligations on terms and conditions acceptable to the Administrative Agent, (ii) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of the intercompany borrower to the prior final payment and satisfaction in full of all of the Credit Party Obligations, duly authorized, executed and delivered by the intercompany lender and the intercompany borrower, (iii) the intercompany borrower shall not directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, and (iv) each month the Borrowers shall provide to the Administrative Agent a report in form and substance satisfactory to the Administrative Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month;

     (f) loans by any Subsidiary of a Credit Party (other than a Guarantor) to any other Subsidiary of a Credit Party (other than a Borrower or Guarantor);

     (g) the formation by a Credit Party after the date hereof of one or more Subsidiaries or any Acquisition by a Credit Party or any Subsidiary thereof; provided, that: (i) any Subsidiary formed by a Credit Party or any Person acquired by a Credit Party pursuant to an Acquisition shall be incorporated or organized under the laws of any State of the United States of America, (ii) if applicable, such Credit Party shall execute and deliver, or cause any such Subsidiary or any Person acquired in an Acquisition to execute and deliver, to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, (A) a Joinder Agreement in accordance with the terms of Section 5.10, (B) a mortgage instrument granting to the Administrative Agent, for itself and the ratable benefit of Lenders, a first security interest and Lien upon the Property of any such Subsidiary or Person and the Property acquired in any such Acquisition, in each case to the extent required pursuant to Section 5.12(a) and (C) such other agreements, documents and instruments as the Administrative Agent may require, including, but not limited to, supplements and amendments hereto and to the other Credit Documents, (ii) the Subsidiary or Person formed or acquired shall be engaged in a business related, ancillary or complimentary to the businesses of the Borrowers as conducted on the date hereof, (iii) the Administrative Agent shall have received (A) not less than ten (10) Business Days’ prior written notice (or such shorter prior written notice as the Administrative Agent may agree in its reasonable discretion) of the formation of any such Subsidiary or the consummation of any such Acquisition and such information with respect thereto as the Administrative Agent may request, and (B) true, correct and complete copies of all agreements, documents and instruments relating to such new Subsidiary or such Acquisition, (iv) prior to and after giving effect to any Acquisition, there shall be not less than $50,000,000 of Excess Availability under the Revolving Credit Agreement or cash on the balance sheet and (v) as of the date of any such formation or Acquisition, no Default or Event of Default shall exist or have occurred and be continuing;

     (h) the existing equity investments of the Borrowers and their Subsidiaries as of the date hereof in their respective Subsidiaries; provided, that, the Credit Parties shall have no further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

     (i) stock or obligations issued to the Borrowers or any of their Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to the Borrowers or Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

     (j) obligations of account debtors to the Borrowers or their Subsidiaries arising from accounts which are past due;

     (k) loans or advances after the date hereof by the Credit Parties or any of their respective Subsidiaries to any of their employees not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding, in the ordinary course of such Credit Party’s or Subsidiary’s business for reasonable and necessary work-related travel and other ordinary business expenses to be incurred by such employees in connection with their employment with such Credit Party or Subsidiary, as the case may be;

     (l) any investments of any Credit Party or any of their respective Subsidiaries in Hedging Agreements permitted under Section 6.1(d) hereof;

     (m) the existing loans, advances and guarantees set forth on Schedule 6.5 to the Disclosure Letter; provided, that, as to such loans, advances and guarantees, (i) the Credit Parties or their respective Subsidiaries, as the case may be, shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, except, that, such Credit Party or Subsidiary, as the case may be, after prior written notice to the Administrative Agent, may amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such Indebtedness (other than pursuant to payments thereof), or to release any Liens or security interests in any assets of the Credit Parties which secure such Indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to the Credit Parties or otherwise more favorable to the Credit Parties or their Subsidiaries, as the case may be, (as determined in good faith by the Administrative Agent), or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose (except as expressly required pursuant to the terms thereof or pursuant to regularly scheduled payments permitted herein) and (ii) the Borrowers and Guarantors shall furnish to the Administrative Agent all notices or demands in connection with such loans, advances or guarantees either received by the Borrowers, Guarantor or Subsidiary on its behalf, promptly after the receipt thereof, or sent by the Borrowers, Guarantor or Subsidiary on its behalf, concurrently with the sending thereof, as the case may be;

     (n) investments (including, without limitation, any loan, advance, capital contribution or other investment or payment) in joint ventures or other Persons (each a “Business Enterprise”) by the Borrowers for the purpose of development, creation and operation of an interne business; provided, that: (i) each such Business Enterprise is entered into with a Person who is not an Affiliate, (ii) the Business Enterprise shall be engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof, (iii) the Administrative Agent shall have received (A) (1) in the event the initial investment (whether characterized by loans, capital contributions, letters of credit or otherwise) in the Business Enterprise is not in excess of $5,000,000, not more than two (2) Business Days’ written notice after the date of such investment, and such other information with respect thereto as the Administrative Agent may reasonably request, or (2) in the event such initial investment is to be equal to or greater than $5,000,000, not less than ten (10) Business Days prior written notice of such investment in such Business Enterprise, and such other information with respect thereto as the Administrative Agent may reasonably request, (iv) true, correct and complete copies of all agreements, documents and instruments relating thereto, (v) the total amount of all such investments in such Business Enterprises shall not exceed $50,000,000 in the aggregate at any time, (vi) the Administrative Agent shall receive a monthly report in form and substance satisfactory to the Administrative Agent of the amount of such investment and such other information with respect thereto as the Administrative Agent may reasonably request and (vii) as of the date of any such loan, advance, capital contribution or other investment or payment, no Default or Event of Default shall exist or have occurred and be continuing; and

(o)	repurchases and redemptions	of	Capital	Stock	permitted	pursuant	to
Section 6.10.

Section 6.6	Transactions with Affiliates.

Each Credit Party shall not, and shall not permit any Subsidiary to, directly or indirectly:

     (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrowers’, Guarantor’s or Subsidiary’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrowers, Guarantor or Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except, that (i) in the case of such transactions between Credit Parties, then upon fair and reasonable terms consistent with the current practices of such Credit Parties as of the date hereof and (ii) in the case of sales of property by Credit Parties to the Business Enterprises referred to in Section 6.5(n), upon fair and reasonable terms no more favorable than such Business Enterprises would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; or

     (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Credit Party except (i) compensation to officers, employees and directors for services rendered to such a Credit Party or Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Credit Party to any other Credit Party in respect of Indebtedness arising pursuant to loans made by a Credit Party to the extent such Indebtedness is permitted under Section 6.1 hereof, and (iii) payments by the Guarantors to the Borrowers for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by the Borrowers on behalf of the other Credit Parties and their Subsidiaries in the ordinary course of their respective businesses or as the same may be directly attributable to the Borrowers or other Credit Party.

Section 6.7 Reciprocal Easement Agreements.

     Without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, no Credit Party will, nor will it permit any of its Subsidiaries to, enter into, terminate, amend or modify any REA (a) to the extent such termination, amendment or modification will result in a loss of parking or could reasonably be expected to violate any Requirement of Law applicable to any Mortgaged Property or (b) to the extent such REA, or the termination, amendment or modification of such REA, will not have a Mortgaged Property MAE. To the extent the Administrative Agent’s consent is not required pursuant to the previous sentence, the Borrowers may negotiate or enter into modifications or REA’s and at the Borrowers’ sole cost and expense, the Administrative Agent shall execute a joinder to such documents to subordinate the Lien of the Mortgage Instrument to the REA.

Section 6.8 Corporate Changes; Material Contracts.

     No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation or (d) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9 Limitation on Restricted Actions.

     Each Credit Party shall not, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of such Credit Party or any Subsidiary of such Credit Party to (a) pay dividends or make other distributions or pay any Indebtedness owed to a Credit Party or any Subsidiary of such Credit Party; (b) make loans or advances to a Credit Party or any Subsidiary of such Credit Party; (c) transfer any of its Properties constituting Collateral to a Credit Party (other than restrictions related to transactions being at arm’s length); or (d) create, incur, assume or suffer to exist any Lien upon any of the Mortgaged Properties, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Credit Agreement, (iii) Permitted Liens, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Credit Party or any Subsidiary of such Credit Party, (v) customary restrictions on dispositions of real property interests found in any REA of such Credit Party or any Subsidiary of such Credit Party, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Credit Party prior to the date on which such Subsidiary was acquired by such Credit Party and outstanding on such acquisition date; provided, that, such Indebtedness shall not be incurred in contemplation of such acquisition, and (vii) contractual obligations in existence on the Closing Date and set forth on Schedule 6.9 to the Disclosure Letter and any extension or continuation of such contractual obligations; provided, that, any encumbrance or restriction contained in any such contractual obligation that is extended or continued shall be no less favorable to the Administrative Agent and the Lenders than those encumbrances and restrictions contained in such contractual obligation prior to such extension or continuation.

Section 6.10 Restricted Payments.

     Each Credit Party shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment unless each of the following conditions have been satisfied:

     (a) such Restricted Payment shall be made with funds legally available therefor;

     (b) such Restricted Payment shall not violate any Requirement of Law or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its Properties are bound;

     (c) after giving pro forma effect to such Restricted Payment, the Rent Adjusted Leverage Ratio of the Borrowers shall be less than or equal to 5.5 to 1.0;

     (d) as of the date of such Restricted Payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

     (e) as of the date of such Restricted Payment, Properties with a Collateral Value (as of the date of the most recent appraisals) of at least 2.0 times the principal amount of the then outstanding Term Loan shall be subject to a valid, first priority perfected Lien, in favor of the Administrative Agent on behalf of the Lenders;

     (f) upon giving pro forma effect to such Restricted Payment, the aggregate of all Restricted Payments from the Closing Date shall not exceed the sum of $75,000,000 plus the Available Amount.

     Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, or would result from such Restricted Payment (each of the following, a “Permitted Restricted Payment”):

     (A) any Subsidiary of a Credit Party may pay dividends to a Credit Party and any Subsidiary of a Credit Party that is not a Credit Party may redeem or repurchase any of its Capital Stock by making payments to a Credit Party;

     (B) any Credit Party may pay dividends or may redeem or repurchase any of its Capital Stock for consideration consisting of common stock;

     (C) the Borrowers may purchase, redeem, acquire or retire any shares of Capital Stock of the Borrowers solely in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Borrowers or from or to an employee stock ownership plan financed by loans from the Borrowers or a Subsidiary of the Borrowers) of shares of Capital Stock (other than Redeemable Stock) of the Borrowers;

     (D) any Borrower may acquire shares of its Capital Stock in connection with the exercise of employee or director stock options or stock appreciation rights by way of cashless exercise;

     (E) any Borrower may acquire shares of its Capital Stock pursuant to equity repurchases from present or former directors or employees in an amount of up to $2,000,000 per year;

     (F) the Parent may declare and pay regular quarterly cash dividends in respect of the Parent’s common stock in an amount not to exceed $0.0675 per share (such amount to he adjusted from time to time to account for any stock splits, stock dividends or similar occurrences); provided that the aggregate amount of such cash dividends will be included as Restricted Payments for purposes of determining the amount of Restricted Payments that may be made pursuant to clause (f) above; and

     (G) any Credit Party may make payments or prepayments of Subordinated Debt subject to the subordination of terms covering such Subordinated Debt.

Section 6.11 Amendment of Subordinated Debt; Payments of Subordinated Debt.

     The Credit Parties will not, nor will it permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is adverse to the interests of the Lenders. The Credit Parties will not, nor will they permit any Subsidiary to, make regularly scheduled payments or any prepayment of principal and interest with respect to any Subordinated Debt at any time during the existence of a Default or Event of Default, unless permitted by an intercreditor agreement entered into by the holders (or an agent thereof) of such Subordinated Debt and the Administrative Agent that is in a form and substance reasonably satisfactory to the Administrative Agent.

Section 6.12 Sale Leasebacks.

     Each Credit Party shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Credit Party or Subsidiary, as the case may be, shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except, that, the Borrowers may enter into such arrangements with Properties (other than a Mortgaged Property) so long as each of the following conditions is satisfied, as determined by the Administrative Agent: (a) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of any such proposed transaction, which notice shall describe the transaction in detail, (b) as of the date of any such transaction and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing, (c) such transaction is for fair market value, (d) the Rent Adjusted Leverage Ratio of the Borrowers shall be less than 5.5 to 1.0 and (e) the Borrowers shall deliver to the Administrative Agent an updated pro forma Collateral Value Report demonstrating, to the satisfaction of the Administrative Agent, that after giving pro forma effect to such sale leaseback transaction, the Collateral Value shall be greater than or equal to 2.0 times the principal amount of the then outstanding Term Loan.

Section 6.13 No Joint Assessment.

     The Borrowers shall not, and shall not permit any Subsidiary to, suffer, permit or initiate the joint assessment of any Mortgaged Property with (a) any other real property constituting a tax lot separate from such Mortgaged Property, or (b) any portion of such Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Mortgaged Property.

ARTICLE VII EVENTS OF DEFAULT

Section 7.1

Events of Default.

     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

     (a) Payment. (i) The Borrowers shall fail to pay any principal on any Term Loan when due in accordance with the terms hereof, (ii) the Borrowers shall fail to pay any interest on any Term Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or (iii) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (ii)); or

     (b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.7, 5.9, 5.11, or Article VI hereof, or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

     (d) Debt Cross-Default. (i) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Term Loan and the Guaranty) or any payment on any Synthetic Lease, in each case in a principal amount outstanding of at least $5,000,000 for the Borrowers and any of their Subsidiaries in the aggregate, beyond any applicable grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Term Loan, and the Guaranty) or any Synthetic Lease in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or Synthetic Lease or beneficiary or beneficiaries of such Indebtedness or Synthetic Lease (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or Synthetic Lease to become due prior to its stated maturity; or (iii) any Credit Party shall breach or default any Secured Hedging Agreement; or

     (e) Other Cross-Defaults. The Credit Parties or any of their Subsidiaries shall default in (i) the payment when due under any Material Contract (not included in subsection (d) above) or (ii) in the performance or observance, of any obligation or condition of any Material Contract (not included in subsection (d) above) and such failure to perform or observe such other obligation or condition involves an aggregate liability of $5,000,000 or more and continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Credit Parties to the extent required by GAAP; or

     (f) Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall he commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

     (g) Judgment Default. One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 10 Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Mortgaged Property MAE; or

     (h) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; or

(i)	Change of Control. There shall occur a Change of Control; or

(j)	Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty or any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

     (k) Invalidity of Credit Documents. Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or

     (l) Hedging Agreement. Any termination payment in excess of $5,000,000 shall be due by a Credit Party under any Hedging Agreement and such amount is not paid within the later to occur of five (5) Business Days after the due date thereof or the expiration of grace periods, if any, in such Hedging Agreement; or

     (m) Subordinated Debt. (i) Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt in a principal amount of $5,000,000 or (ii) the subordination provisions contained in any Subordinated Debt in a principal amount of $5,000,000 or with respect to which any Subordinated Debt in a principal amount of $5,000,000 is subject shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby; or

     (n) Uninsured Loss. To the extent the Borrowers have less than $75,000,000 of Excess Availability, any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $10,000,000.

Section 7.2

Property-Specific Cure.

     To the extent that any of the foregoing Events of Default have been caused by an individual Mortgaged Property, any Credit Party may, within forty-five (45) days of such Event of Default, (a) cause such defaulting Mortgaged Property to be substituted pursuant to Section 5.12(b) or (b) make a principal payment to the Term Loan in an amount equal to the Allocated Payoff Amount with respect to such Mortgaged Property.

Section 7.3

Acceleration; Remedies.

     Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(f) above, automatically the Term Loan Commitments shall immediately terminate and the Term Loan (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Term Loan Commitments to be terminated forthwith, whereupon the Term Loan Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Term Loan (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Term Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies (including, without limitation, the foreclosure and/or liquidation of the Collateral) as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1

Appointment and Authority.

     Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2

Nature of Duties.

     Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent and a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.3

Exculpatory Provisions.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.3 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers or a Lender.

     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Reliance by Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5

Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrowers referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7

Indemnification.

     The Lenders agree to indemnify the Administrative Agent and its Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective portion of the outstanding principal amount of the Term Loan in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Credit Agreement and payment of the Term Notes and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity.

     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9 Resignation of Administrative Agent.

     (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

     (b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

     (c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.10	Collateral and Guaranty Matters.
(a)	The Lenders and the Hedging Agreement Provider irrevocably authorize and direct the Administrative Agent:

     (i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Term Loan Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made and obligations and liabilities under Secured Hedging Agreements as to which arrangements satisfactory to the applicable Hedging Agreement Providers shall have been made), (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

     (ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Permitted Lien on such Collateral that is permitted pursuant to clause (c) or (j) of the definition of Permitted Liens; and

     (iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

     (b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

Section 8.11 Administrative Agent May File Proofs of Claim.

     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent, any Affiliate or Indemnitee (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent, Affiliate or Indemnitee shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent, any Affiliate or Indemnitee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, any Affiliate or Indemnitee, and their respective agents and counsel and all other amounts due the

Lenders and the Administrative Agent under Section 9.5) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent, any Affiliate or Indemnitee and, if the Administrative Agent, Affiliate, or Indemnitee shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent, Affiliate or Indemnitee any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, Affiliate or Indemnitee and their agents and counsel, and any other amounts due the Administrative Agent, any Affiliate or Indemnitee under Sections 2.3 and 9.5.

     Nothing contained herein shall be deemed to authorize the Administrative Agent, any Affiliate or Indemnitee to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender to authorize the Administrative Agent, any Affiliate or Indemnitee to vote in respect of the claim of any Lender or in any such proceeding.

ARTICLE IX MISCELLANEOUS

Section 9.1 Amendments, Waivers and Release of Collateral.

     Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended or supplemented, waived or modified (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

     (a) reduce the amount or extend the scheduled date of maturity of any Term Loan or Term Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.5 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Term Loan Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.4(b), nor any amendment of Section 2.4(b) or the definitions of Asset Disposition, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Term Loan or Term Note and (B) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

     (b) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

     (c) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

     (d) release the Borrowers or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders and Hedging Agreement Providers; or

     (e) release all or substantially all of the Collateral without the written consent of all of the Lenders and Hedging Agreement Providers; or

     (f) subordinate the Term Loan to any other Indebtedness without the written consent of all of the Lenders; or

     (g) subordinate the liens of the Administrative Agent in the Collateral to any other liens on the Collateral (other than Permitted Liens) without the written consent of all of the Lenders; or

     (h) permit the Borrowers to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all of the Lenders; or

     (i) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

     (j) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.8(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

     (k) amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby.

     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Term Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Term Loan and Term Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loan, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

Section 9.2

Notices.

     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

The Borrowers	The Pep Boys — Manny, Moe & Jack
and the other	3111 W. Allegheny Avenue
Credit Parties:	Philadelphia, Pennsylvania 19132
Attention: Chief Financial Officer
	Telecopier:	215) 430-4640
	Telephone:	(215) 430-9000

with a copy to:

The Pep Boys — Manny, Moe & Jack

3111 W. Allegheny Avenue
Philadelphia, Pennsylvania 19132
	Attention:	General Counsel
	Telecopier:	(215) 430-4640
	Telephone:	(215) 430-9000

The Administrative	Wells Fargo Bank, National Association
Agent:	1525 West W.T. Harris Blvd.
MACD1109-019
Charlotte, North Carolina 28262
	Attention:	Syndication Agency Services
	Fax:	(704) 715-0017
Email: agencyservices.requests@wellsfargo.com

with a copy to:

Wells Fargo U.S. Corporate Banking
One South Broad, PA4830
Philadelphia, PA 19107
	Attention:	Martha Winters
	Telephone:	(267) 321-6714
	Fax:	(267) 321-6700
Email: martha.winters@wellsfargo.com

If to a Lender, to it at its address (or telecopier number) set forth in its Administrative Details Form.

     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

     (b) Electronic Communications. Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

     (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)	Platform.

(i) Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

     (ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 9.3 No Waiver; Cumulative Remedies.

     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Term Notes and the making of the Term Loan; provided that all such representations and warranties shall terminate on the date upon which the Term Loan Commitments have been terminated and all amounts owing hereunder and under any Term Notes have been paid in full.

Section 9.5 Payment of Expenses and Taxes; Indemnity.

     (a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, either Arranger or any Lender) in connection with the enforcement or protection of its rights (A) with respect to this Agreement and the other Credit Documents, including its rights under this Section, or (B) with respect to the Term Loan issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan.

     (b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This section (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from non-Tax claim.

     (c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s portion of the outstanding principal amount of the Term Loan (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity, including, without limitation, any such incurrence as a result of an asserted claim or liability.

     (d) Telecommunications/Electronic Distributions. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(e) Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f) Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii)

by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A) (in the case of an assignment of the entire remaining

amount of the assigning Lender’s Term Loan Commitment and the Term Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes the Term Loan outstanding thereunder) or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that related Approved Funds shall be aggregated for purposes of determining compliance with such minimum assignment amounts.

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

     (A) the consent of the Parent (such consent not to be unreasonably withheld or delayed, and the Parent shall have deemed to consent if the Parent does not respond within five (5) Business Days) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is in connection with the primary syndication of the Term Loan as determined by Wells Fargo; and

     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Details Form.

     (v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

     (vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Term Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

     Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amounts of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Term Loan or Term Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.5 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.4(b), nor any amendment of Section 2.4(b) or the definitions of Asset Disposition or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of maturity of, or an extension of any installment of, any Term Loan or Term Note, (B) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and (C) an increase in the Term Loan Commitment or Term Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release the Borrowers or all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Credit Agreement. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the

Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14 as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7

Adjustments; Set-off.

     (a) If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     (b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loan or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loan and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the

Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loan and other amounts owing them, provided that:

     (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (B) the provisions of this paragraph shall not be construed to apply to (y) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loan to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

     (c) Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 9.8 Table of Contents and Section Headings.

     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9 Counterparts; Effectiveness; Electronic Execution.

     (a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Borrowers, the Guarantors, the Lenders and the Administrative Agent, on behalf of itself and the Lenders and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this

Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section	9.10	[Reserved].
Section	9.11	Severability.

     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

     This Credit Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.13 Governing Law.

     This Credit Agreement and unless specified therein, the other Credit Documents and any claims, controversy or dispute arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 9.14 Consent to Jurisdiction; Service of Process and Venue.

     (a) Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York (including federal courts situated in New York) and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document to enforce its rights against any Collateral in the courts of the jurisdiction in which such Collateral is located.

     (b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

     (c) Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15 Confidentiality.

     Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or any action or proceeding relating to this Agreement, any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Term Loans and Credit Documents in connection with the issuance of the Ratings or the ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

     For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.16 Acknowledgments.

The Borrowers and the other Credit Parties each hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

     (c) no joint venture exists among the Lenders and the Administrative Agent or among the Borrowers, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.17 Waivers of Jury Trial; Waiver of Consequential Damages.

     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR

THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Each of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18 Patriot Act Notice.

     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name and address of the Borrowers and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

Section 9.19 Continuing Agreement.

     This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Term Loan Commitments have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

Section 9.20 Press Releases and Related Matters.

     The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.21 Appointment of Parent.

     Each of the Borrowers and the Guarantors hereby appoints the Parent to act as its agent for all purposes under this Agreement and agrees that (a) the Parent may execute such documents on behalf of each Borrower and each Guarantor as the Parent deems appropriate in its sole discretion and each Borrower and Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Parent shall be deemed delivered to each Borrower and each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, notice, instrument or agreement executed by the Parent on behalf of each Borrower and each Guarantor.

Section 9.22 No Advisory or Fiduciary Responsibility.

     In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor the Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or the Arrangers have advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arrangers have any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.23 Responsible Officers.

     The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated Schedule 3.32 to the Disclosure Letter and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

ARTICLE X GUARANTY

Section 10.1 The Guaranty.

     In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Term Loan hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.

     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such

Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrowers to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrowers upon the occurrence of any of any Bankruptcy Event, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrowers or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrowers or a Guarantor, the estate of the Borrowers or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrowers whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any Borrower and whether or not any other Guarantor or any Borrower is joined in any such action or actions.

Section 10.5 Authorization.

     Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrowers or other obligors.

Section 10.6 Reliance.

     It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrowers or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrowers, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrowers, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrowers or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Term Loan Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrowers or any other party or any security.

     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrowers or any other guarantor of the Credit Party Obligations of the Borrowers owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Term Loan Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrowers until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Term Loan Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

     The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9 Confirmation of Payment.

     The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Term Loan Commitments relating thereto, confirm to the Borrowers, the Guarantors or any other Person that such Indebtedness and obligations have been paid and the Term Loan Commitments relating thereto terminated, subject to the provisions of Section 10.2.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWERS:	/s/THE PEP BOYS - MANNY, MOE & JACK
/s/THE PEP BOYS MANNY MOE & JACK
OF CALIFORNIA
/s/PEP BOYS - MANNY, MOE & JACK OF
DELAWARE, INC
/s/PEP BOYS - MANNY, MOE & JACK OF
PUERTO RICO, INC.
/s/CARRUS SUPPLY CORPORATION
/s/TIRE STORES GROUP HOLDING CORP.
/s/BIG 10 TIRE STORES, LLC

ADMINISTRATIVE AGENT	/s/WELLS FARGO BANK, NATIONAL
AND LENDER:	ASSOCIATION,
as Administrative Agent and as a Lender

LENDERS:	/s/Lenders

Schedule 1.1(a)

[FORM OF] ACCOUNT DESIGNATION LETTER

[Date]

Wells Fargo Bank, National Association, as Administrative Agent 1525 West W.T. Harris Blvd. MACD1109-019 Charlotte, North Carolina 28262 Attention: Syndication Agency Services Ladies and Gentlemen:

     This Account Designation Letter is delivered to you by The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation

(“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company (“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”) under the Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (as amended, restated, amended and restated or otherwise modified, the “Credit Agreement”), by and among the Borrowers, the Domestic Subsidiaries of the Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

     The Administrative Agent is hereby authorized to disburse all Term Loan proceeds into the following account, unless the Borrowers shall designate, in writing to the Administrative Agent, one or more other accounts:

Wells Fargo Concentration Account ABA Routing #: 121000248 Account #: 2100010334619

     Notwithstanding the foregoing, on the Closing Date, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on payment instructions to be delivered separately.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter as of the day and year first above written.

THE PEP BOYS - MANNY, MOE & JACK, a Pennsylvania corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

THE PEP BOYS MANNY, MOE & JACK OF CALIFORNIA, a California corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC., a Delaware corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC., a Delaware corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

CARRUS SUPPLY CORPORATION, a Delaware Corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

TIRE STORES GROUP HOLDING CORP., a Delaware Corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

BIG 10 TIRE STORES, LLC a Delaware limited liability company

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

Schedule 2.1(d) [FORM OF] TERM NOTE

[Date]

     FOR VALUE RECEIVED, the undersigned, The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation (“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company (“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”), hereby unconditionally and jointly and severally promise to pay, on the Maturity Date (as defined in the Credit Agreement referred to below), to the order of [
__________________
] (the “Lender”) at the office of Wells Fargo Bank, National Association, located at 1525 West W.T. Harris Blvd., MACD1109-019, Charlotte, North Carolina 28262, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loan made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below. The undersigned further agree, jointly and severally, to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

     The holder of this Term Note is authorized to endorse the date and amount of each payment of principal and interest with respect to the Term Loan evidenced by this Term Note and the portion thereof that constitutes a LIBOR Rate Loan or an Alternate Base Rate Loan on Schedule 1 annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed (absent error); provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Term Note.

     This promissory note is one of the Term Notes referred to in the Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (as amended, restated, amended and restated or otherwise modified, the “Credit Agreement”), by and among the Borrowers, the Domestic Subsidiaries of the Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), and the holder is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

     This Term Note is in substitution for and replacement of that certain Term Note, dated as of October 27, 2006, made by the Parent and payable to the order of the Lender.

     Upon the occurrence and during the continuance of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Term Note is not paid when due at any slated or accelerated maturity, each of the Borrowers, jointly and severally, agree to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

     All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

     THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

THE PEP BOYS - MANNY, MOE & JACK, a Pennsylvania corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

THE PEP BOYS MANNY, MOE & JACK OF CALIFORNIA, a California corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC., a Delaware corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC., a Delaware corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

CARRUS SUPPLY CORPORATION, a Delaware Corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

TIRE STORES GROUP HOLDING CORP., a Delaware Corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

BIG 10 TIRE STORES, LLC a Delaware limited liability company

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

SCHEDULE I
to
Term Note

LOANS AND PAYMENTS OF PRINCIPAL

Principal
	Amount	Type				Paid		Notation
	of	of	Interest	Interest Maturity		or	Principal	Made
Date	Loan	Loan 1	Rate	Period	Date	Converted	Balance	By

1 The type of Loan may he represented by “L” for LIBOR Rate Loans or “ABR” for Alternate Base Rate Loans.

Schedule 2.6

[FORM OF] NOTICE OF CONVERSION/EXTENSION

[Date]

Wells Fargo Bank, National Association, as Administrative Agent 1525 West W.T. Harris Blvd. MACD1109-019 Charlotte, North Carolina 28262 Attention: Syndication Agency Services Ladies and Gentlemen:

     Pursuant to Section 2.6 of the Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (as amended, restated, amended and restated or otherwise modified, the “Credit Agreement”), by and among The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation (“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company (“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”), the Domestic Subsidiaries of the Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the

Lenders (the “Administrative Agent”), the Borrowers hereby request			conversion or

extension of the following	Term Loans be made as follows (the “Proposed

Conversion/Extension”):

Request
Current			Requested Interest
	Amount to	Interest
Interest			Period
Applicable	be	Rate
Rate and	Date		(one, two, three or six
Loan	converted/	(Alternate Base
Interest			months
	extended	Rate/LIBOR
Period			for LIBOR Rate 0nly)
Rate)

NOTE:	PARTIAL CONVERSIONS MUST BE IN AN AGGREGATE PRINCIPAL
AMOUNT OF $5,000,000 OR A WHOLE MULTIPLE OF $1,000,000 IN
EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein.

     The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

THE PEP BOYS - MANNY, MOE & JACK, a Pennsylvania corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

THE PEP BOYS MANNY, MOE & JACK OF CALIFORNIA, a California corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC., a Delaware corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC., a Delaware corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

CARRUS SUPPLY CORPORATION, a Delaware Corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

TIRE STORES GROUP HOLDING CORP., a Delaware Corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

BIG 10 TIRE STORES, LLC a Delaware limited liability company

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

Schedule 4.1(b)

[FORM OF] SECRETARY’S CERTIFICATE

[CREDIT PARTY]

[Date]

     Pursuant to Section 4.1(b) of the Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (as amended, restated, amended and restated, or otherwise modified, the “Credit Agreement”; capitalized terms used herein and not defined shall have the meanings provided in the Credit Agreement), by and among The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation (“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company (“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”), the Domestic Subsidiaries of the Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), the undersigned [
_________________
] of [CREDIT PARTY] (the “Company”) hereby certifies as follows:

     1. Attached hereto as Exhibit A is a true and complete copy of the [articles of incorporation] [certificate of formation] [certificate of limited partnership] of the Company and all amendments thereto as in effect on the date hereof, which have not been rescinded or modified and are in full force and effect as of the Closing Date.

     2. Attached hereto as Exhibit B is a true and complete copy of the [bylaws] [operating agreement] [partnership agreement] of the Company and all amendments thereto as in effect on the date hereof.

     3. Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by the board of directors of the Company on [
___________
]. Such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

     4. Attached hereto as Exhibit D is a true and complete copy of the certificates of good standing, existence or its equivalent of the Company.

     5. The following persons are the duly elected and qualified officers of the Company, holding the offices indicated next to the names below on the date hereof, and the signatures appearing opposite the names of the officers below are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver on behalf of the Company, the Credit Agreement, the Notes and the other Credit Documents to be issued pursuant thereto:

Name

Office

Signature

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     IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the day and year first above written.

Name: Title:

     I,
_________________________
, the
_______________
of the Company, hereby certify that
_________________
is the duly elected and qualified
_____________________
of the Company and that his/her true and genuine signature is set forth above.

Name: Title:

Schedule 4.1(g)

[FORM OF] SOLVENCY CERTIFICATE

[Date]

     The undersigned chief financial officer of The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation (“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company (“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”) is familiar with the properties, businesses, assets and liabilities of the Credit Parties and is duly authorized to execute this certificate on behalf of the Borrowers.

     Reference is made to that Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (as amended, restated, amended and restated, or otherwise modified, the “Credit Agreement”), by and among the Borrowers, the Domestic Subsidiaries of the Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). All capitalized terms used herein and not defined shall have the meanings provided in the Credit Agreement.

     The undersigned certifies that he/she has made such investigation and inquiries as to the financial condition of the Credit Parties as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of the Term Loan under the Credit Agreement.

     To the best knowledge of the undersigned, the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

     BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the Term Loan made on the Closing Date:

     A. The Credit Parties, as a whole, are solvent and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

     B. None of the Credit Parties intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities as they mature in their ordinary course.

     C. None of the Credit Parties is engaged in any business or transaction, or is about to engage in any business or transaction, for which the assets of such Credit Party would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Credit Party is engaged or is to engage.

     D. The present fair saleable value of the consolidated assets of each Credit Party and its Subsidiaries, measured on a going concern basis, is not less than the amount that will be required to pay the probable liability on the debts of such Credit Party and its Subsidiaries, on a consolidated basis, as they become absolute and matured.

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     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first above written.

By: Name: Title:

Schedule 5.2(a)(i)

[FORM OF] OFFICER’S COMPLIANCE CERTIFICATE

[Date]

For the fiscal [quarter][year] ended
___________________
,
__________
.

     The undersigned, on behalf of The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation (“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company (“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”), hereby certifies on behalf of the Credit Parties that, with respect to the Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (as amended, restated, amended and restated, or otherwise modified, the “Credit Agreement”), by and among the Borrowers, the Domestic Subsidiaries of the Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”):

     (a) Each of the Credit Parties during the fiscal period referred to above observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Credit Agreement to be observed, performed or satisfied by it.

     (b) I have obtained no knowledge of any Default or Event of Default under the Credit Agreement;1

     (c) Attached hereto on Schedule 1 are calculations in reasonable detail demonstrating compliance by the Credit Parties with the financial covenant contained in Section 5.9 of the Credit Agreement as of the last day of the fiscal period referred to above, including (A) the Excess Availability as of such date and (B) Consolidated EBITDA as of the last day of such period.

     (d) Attached hereto on Schedule 2 is a certificate detailing the amount of all Asset Dispositions that were made during the fiscal period referred to above, and amounts received in connection with a Recovery Event during the fiscal period referred to above.

     (e) [Attached hereto on Schedule 3 are calculations in reasonable detail of the Excess Cash Flow prepayment required by Section 2.4(b)(iii) of the Credit Agreement for the fiscal year

1 If a Default or Event of Default shall have occurred, an explanation of such Default or Event of Default shall be provided on a separate page attached hereto together with an explanation of the action taken or proposed to be taken by the Borrowers with respect thereto.

ending of the last day of the fiscal period referred to above, including calculations of (A) the Excess Cash Flow for such fiscal year and (B) the Rent Adjusted Leverage Ratio as of such date.

     (f) [Attached hereto on Schedule 4 is an updated copy of Schedule 3.12 to the Credit Agreement.]2

     (g) [Attached hereto on Schedule 5 is an updated copy of Schedule 3.24 to the Disclosure Letter.]3

     (h) [Attached hereto on Schedule 6 is an updated copy of Schedule 3.25 to the Disclosure Letter.]4

     (i) [Attached hereto on Schedule 7 is an updated copy of Schedule 3.32 to the Disclosure Letter.]5

     (j) The financial statements delivered for the fiscal period referred to above present fairly the financial position of the Borrowers and their Consolidated Subsidiaries, for the periods indicated, in conformity with GAAP applied on a consistent basis.

     Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

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2 Attach Schedule 3 if the Borrowers or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.12 to the Credit Agreement was last updated.

3	Attach Schedule 4 if any new Material Contract has been entered into since the Closing Date or since Schedule

3.24	to the Disclosure Letter was last updated (together with a copy of such Material Contract(s)).

4	Attach Schedule 5 if the Borrowers or any of their Subsidiaries have altered or acquired any insurance policies since the Closing Date in any material respect.

5 Attach Schedule 6 if the Responsible Officers have changed since the Closing Date or such Schedule 3.32 to the Disclosure Letter was last updated.

     IN WITNESS WHEREOF, the undersigned has executed this officer’s compliance certificate as of the day and year first above written.

By: Name: Title:

Schedule 5.2(a)(ii)

[FORM OF] COLLATERAL VALUE REPORT

[Date]

For the fiscal [ quarter][year] ended
______________________
, ____.

     The undersigned, on behalf of The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation (“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company (“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”), hereby certifies on behalf of the Credit Parties that, with respect to the Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (as amended, restated, amended and restated, or otherwise modified, the “Credit Agreement”), by and among the Borrowers, the Domestic Subsidiaries of the Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”):

     1. The Collateral Value, as demonstrated by the calculations attached hereto as Schedule 1, is true and accurate on and as of the last day of the fiscal period referred to above.

[Use the following paragraphs 2 and 3 for (a) substituting additional Properties as Collateral for Properties previously pledged as Collateral or (b) releasing certain Collateral, in each case pursuant to Section 5.12.]

     2. No Default or Event of Default exists and is continuing on the date of this Certificate, or after giving effect to the [substitution of Collateral][release of Collateral] set forth on Schedule 2 (the “[Replaced][Released] Collateral”).

     3. The total aggregate amount of all [Replaced] Collateral does not exceed fifteen percent (15%) of the aggregate total value of the Collateral as determined by the 2012 Appraisals or such later appraisals as may be required by the Administrative Agent.

     4. After giving effect to the [Released] Collateral (and any new Collateral pledged in substitution therefor) the Collateral Value of the Mortgaged Properties will be greater than or equal to 2.0 times the principal amount of the then outstanding Term Loan and will be at least $150,000,000, as demonstrated by the calculations attached hereto as Schedule 3.

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     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the day and year first above written.

By: Name: Title:

Schedule 5.10

[FORM OF] JOINDER AGREEMENT

     THIS JOINDER AGREEMENT (this “Agreement”), dated as of
___________
,
_____
, is by and among
______________________
, a
______________________
(the “Subsidiary Guarantor”), The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Parent”), The Pep Boys Manny, Moe & Jack of California, a California corporation (“PBCA”), Pep Boys -Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBDE”), Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware corporation (“PBPR”), Carrus Supply Corporation, a Delaware Corporation (“CARRUS”), Tire Stores Group Holding Corp., a Delaware corporation (“TSHC”) and Big 10 Tire Stores, LLC, a Delaware limited liability company

(“B10” and together with the Parent, PBCA, PBDE, PBPR, CARRUS and TSHC, the “Borrowers” and each individually a “Borrower”), and Wells Fargo Bank, National Association, in its capacity as administrative agent under that certain Credit Agreement (the “Administrative Agent”), dated as of October 11, 2012 (as amended, restated, amended and restated, or otherwise modified, the “Credit Agreement”), by and among the Borrowers, the Domestic Subsidiaries of the Borrowers from time to time party thereto (the “Guarantors”), the Lenders from time to time party thereto, and the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

     The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.10 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

     Accordingly, the Subsidiary Guarantor and the Borrowers hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

     1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby agrees to be bound by all of the terms, provisions and conditions contained in the applicable Credit Documents, including without limitation (a) all of the representations and warranties set forth in Article III of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with Article X of the Credit Agreement.

     2. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement are hereby supplemented (to the extent permitted under the Credit Agreement) to reflect the information shown on the attached Schedule A.

     3. Each of the Borrowers confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.

     4. Each of the Borrowers and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

     5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

     6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of The New York General Obligations Law). The terms of Sections 9.14 and 9.17 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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     IN WITNESS WHEREOF, each of the Borrowers and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:

Name:
Title:

BORROWERS:	THE PEP BOYS - MANNY, MOE & JACK,
a Pennsylvania corporation

By:

Name: Bernard K. McElroy
Title: Vice President - Finance and Treasurer

THE PEP BOYS MANNY, MOE & JACK OF CALIFORNIA, a California corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC., a Delaware corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC., a Delaware corporation By: Name: Bernard K. McElroy Title: Vice President - Finance and Treasurer

CARRUS SUPPLY CORPORATION, a Delaware Corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

TIRE STORES GROUP HOLDING CORP., a Delaware Corporation

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

BIG 10 TIRE STORES, LLC a Delaware limited liability company

By:

Name: Bernard K. McElroy

Title: Vice President - Finance and Treasurer

Acknowledged, accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By: Name: Title:

Schedule 9.6

[FORM OF] ASSIGNMENT AGREEMENT

     This Assignment Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

7	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:		The Pep Boys - Manny, Moe & Jack, a Pennsylvania
corporation, The Pep Boys Manny, Moe & Jack of
California, a California corporation, Pep Boys - Manny,
Moe & Jack of Delaware, Inc., a Delaware corporation, Pep
Boys - Manny, Moe & Jack of Puerto Rico, Inc. a Delaware
corporation, Carrus Supply Corporation, a Delaware
Corporation, Tire Stores Group Holding Corp., a Delaware
corporation and Big 10 Tire Stores, LLC, a Delaware
limited liability company

4.	Administrative Agent:	Wells	Fargo Bank, National		Association,	as the
administrative agent under the Credit Agreement.

5.	Credit Agreement:		The Second Amended and Restated Credit Agreement dated
			as of October 11, 2012, among the Borrowers, the			Domestic
Subsidiaries of the Borrowers from time to time party
thereto, the lenders and other financial institutions from
time to time party thereto, and Wells Fargo Bank, National
Association, as Administrative Agent.

6.	Assigned Interests :

Aggregate
			Amount of	Amount of	Percentage
			Commitment/ Commitment/		Assigned of
		Facility	Loans for all	Loans	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned	Lenders	Assigned	Loans	Number

		Term Loan	$	$	%

			$	$	%

			$	$	%

[7.	Trade Date:		________________ ] 8

Effective Date:		____, 20___

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8 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By

Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By Title:

CHAR I '.)111042v2

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

ARTICLE XIREPRESENTATIONS AND WARRANTIES.

     Section 11.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

     Section 11.2 Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

     ARTICLE XIIPAYMENTS. FROM AND AFTER THE EFFECTIVE DATE, THE ADMINISTRATIVE AGENT SHALL MAKE ALL PAYMENTS IN RESPECT OF [THE][EACH] ASSIGNED INTEREST (INCLUDING PAYMENTS OF PRINCIPAL, INTEREST, FEES AND OTHER AMOUNTS) TO [THE][THE RELEVANT] ASSIGNOR FOR AMOUNTS WHICH HAVE ACCRUED TO BUT EXCLUDING THE EFFECTIVE DATE AND TO [THE][THE RELEVANT) ASSIGNEE FOR AMOUNTS WHICH HAVE ACCRUED FROM AND AFTER THE EFFECTIVE DATE.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York